Exhibit 2.1

CLASS D PREFERRED UNIT PURCHASE AGREEMENT

by and among:

WBA ACQUISITION 4, LLC,

a Delaware limited liability company;

WBA FINANCIAL, LLC,

a Delaware limited liability company

(solely for purposes of Sections 7.22 and 7.25);

WALGREENS BOOTS ALLIANCE, INC.,

a Delaware corporation

(solely for purposes of Sections 5.4, 7.22, and 7.23);

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC,

a Delaware limited liability company

and certain

SIGNING MAJOR HOLDERS,

(solely for purposes of Section 7.24)

Dated as of October 14, 2021

Page

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE OF THE PURCHASED CLASS D PREFERRED UNITS		11
2.1	Purchase and Sale of the Purchased Class D Preferred Units by the Company to the Buyer	11
2.2	Closing	11
2.3	Use of Proceeds	12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		12
3.1	Organization and Qualification	12
3.2	Authority, Due Execution and Binding Effect	12
3.3	Capitalization; Valid Issuance of Purchased Class D Preferred Units	13
3.4	Subsidiaries	15
3.5	No Conflict	15
3.6	No Consent Required	16
3.7	Financial Statements	16
3.8	Taxes	17
3.9	Material Contracts	17
3.10	Litigation	18
3.11	Intellectual Property	19
3.12	Absence of Certain Changes	21
3.13	Governmental Authorizations	22
3.14	Employee Benefit Plans; Employee Matters	22
3.15	Compliance with Applicable Laws	25
3.16	Affiliated Transactions	26
3.17	Brokers	26
3.18	Rights of Registration	26
3.19	Property	27
3.20	Insurance	27
3.21	Employee Agreements	27
3.22	83(b) Elections	27
3.23	Environmental and Safety Laws	27
3.24	Foreign Corrupt Practices Act; AML Laws; Sanctions	28
3.25	Data Privacy	29
3.26	Disclosure	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER		30
4.1	Organization and Qualification	30
4.2	Authority; Due Execution and Binding Effect	30
4.3	No Conflict	30
4.4	No Consent Required	30
4.5	Purchase for Investment	31

i

(Continued)

ii

(Continued)

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	FORM OF PARTIAL BLOCKER SALE TERM SHEET
Exhibit B	FORM OF AMENDED AND RESTATED OPERATING AGREEMENT
Exhibit C	FORM OF AMENDMENT TO COLLABORATION AGREEMENT
Exhibit D	FORM OF INDEMNIFICATION AGREEMENT
Exhibit E	FORM OF INVESTORS’ RIGHTS AGREEMENT
Exhibit F	SCHEDULES
Exhibit G	FORM OF PROMISSORY NOTE
Exhibit H	FORM OF POSITIONING AGREEMENT

iii

CLASS D PREFERRED UNIT PURCHASE AGREEMENT

THIS CLASS D PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of October 14, 2021, is by and among (i) WBA Acquisition 4, LLC, a Delaware limited liability company (the “Buyer”), (ii) solely for purposes of Sections 7.22 and 7.25, WBA Financial, LLC, a Delaware limited liability company (the “Convertible Note Holder”), (iii) solely for purposes of Sections 5.4, 7.22 and 7.23, Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”), (iv) Village Practice Management Company, LLC, a Delaware limited liability company (the “Company”), and (v) solely for purposes of Section 7.24, the Signing Major Holders.

RECITAL

Subject to the terms and conditions set forth herein, the Buyer desires to purchase from the Company, and the Company desires to sell to the Buyer, the Purchased Class D Preferred Units at the Per Class D Preferred Unit Purchase Price.

Concurrently with the execution of this Agreement, the Company, the Buyer, the Blocker Sellers and the Blockers are entering into the term sheet attached hereto as Exhibit A (the “Partial Blocker Sale Term Sheet” and the transactions contemplated thereby, the “Blocker Sales”), pursuant to which the parties thereto have agreed to certain terms related to, among other things, (i) the Company redeeming certain of its Units from the Blockers in exchange for the issuance of Class D Preferred Units (the number of Class D Preferred Units actually issued in such exchange, if any, the “Issued Class D Preferred Units”) and (ii) each Blocker Seller selling Blocker Equities to the Buyer in exchange for cash payment (the amount of such cash payment actually made, if any, the “Blocker Sales Proceeds”). Notwithstanding anything to the contrary herein, in no event shall the consummation of the Blocker Sales be a condition to the Buyer’s obligation to purchase or the Company’s obligation to sell the Purchased Class D Preferred Units in accordance with the terms hereof at the Closing or to consummate the transactions contemplated hereby.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this ARTICLE I:

“Acquisition Proposal” means any offer, proposal or inquiry relating to, or any Person’s indication of interest in, any Sale of the Company or SPAC Transaction.

“Affiliate,” as applied to any Person, means any other Person controlling, controlled by, or under common control with, that Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise and “Affiliate” includes, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment advisor with, such Person.

“Amended and Restated Operating Agreement” means the Seventh Amended and Restated Limited Liability Company Agreement of the Company to be entered into among the Company and the members of the Company, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

“Amendment to Collaboration Agreement” means the Amendment No. 4 to Clinic Collaboration and Services Agreement to be entered into between the Company and Walgreen Co., dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

“Antitrust Law” means any law or regulation that is designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.

“Audited Financial Statements” means, as of the date of determination, the most recent annual audited financial statements required to be delivered to the Major Holders pursuant to Section 7.2(a) of the Amended and Restated Operating Agreement.

“Board” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Blocker” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Blocker Equities” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Blocker Sellers” has the meaning given to such term in the Partial Blocker Sale Term Sheet.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required by Law to close.

“Buyer Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a)(i), 4.3(b)(i), 4.5 and 4.10.

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act and any similar applicable federal, state or local Law, each as may be amended from time to time (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, issued August 8, 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriations Act of 2021 and the American Rescue Plan Act of 2021) intended to address the consequences of COVID-19 and any administrative or other related or similar orders, declarations or guidance published with respect thereto by any Governmental Authority.

“Cash Purchase Price” means an amount of cash equal to the sum of (i) the Purchase Price, minus (ii) the Note Amount.

“Class A Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class B Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class B Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class C-1 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class C-2 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class C-3 Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Class D Preferred Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Closing” means the completion of the purchase of the Class D Preferred Units in accordance with the terms hereof.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company Fundamental Representations” means the representations set forth in Sections 3.1, 3.2, 3.3(a)(i), 3.3(a)(iv)-(v), 3.3(b)(i)-(ii), 3.5(b)(i)(A), 3.5(b)(ii)(A) and 3.17.

“Company’s Knowledge” means the actual knowledge of each of the individuals set forth on Schedule 1.1(a) (and any successors to their respective roles with the Company as of the date hereof to the extent related to a representation or warranty made at a Closing during the time such successor is serving in such role) and such knowledge that each such individual would be expected to have in the reasonable performance of his or her duties to the Company.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any oral or written agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract (including employment agreements, independent contractor agreements and non-competition agreements).

“Convertible Note” means the C-3 Convertible Subordinated Unsecured Promissory Note, dated as of January 6, 2021, by and between the Company and the Convertible Note Holder.

“Covered Subsidiaries” means the Subsidiaries set forth on Schedule 1.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“COVID-19 Relief Law” means any Law released, issued or promulgated by a Governmental Authority that grants to any Person the ability to (i) defer, reduce or eliminate any Taxes, (ii) borrow or otherwise secure financing (including any covered loan under Paragraph (36) of Section 7(a) of the Small Business Act, as added by Section 1102 of the CARES Act, or any loan that is an extension or expansion of, or is similar to, any such covered loan) or (iii) obtain grants or other financial benefits, in each case as a result of, or in connection with, the effects of COVID-19, including the CARES Act, the Families First Act and the Consolidated Appropriations Act, 2021.

“Direct Listing” shall mean the consummation of a “direct listing”, or a similar transaction, in which shares of common stock of the VMD Corporation are listed for trading on Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Board.

“Employee Plan” has the meaning set forth in Section 3.14(a).

“Employment Threshold” means $500,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Level Employee” means the chief executive officer of the Company and any employee of the Company or its majority-owned Subsidiaries that reports directly to the chief executive officer of the Company.

“Existing Operating Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 30, 2020, by and among the Company and the members of the Company, as amended and supplemented.

“Federal Healthcare Program” means Medicare, Medicaid, CHAMPUS, TRICARE and any other “federal health care program”, as such term is defined in 42 U.S.C. Section 1320a-7b(f).

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorizations” means any licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority.

“Governmental Authority” means any court, administrative agency or commission, regulatory authority, or other governmental authority or instrumentality or any non-governmental or quasi-governmental self-regulatory agency such as professional licensing boards, domestic or foreign, international, provincial, federal, state, county or local.

“Healthcare Laws” means any federal, state and local health care regulatory laws and regulations applicable to the Company or Covered Subsidiaries performing billing and management services to the Managed Practices, including those relating to third party reimbursement (including any Federal Healthcare Program), the Federal Healthcare Program anti-kickback law, 42 U.S.C. §§ 1320a-7b et seq. and the regulations promulgated thereunder (commonly referred to as the “Federal Anti-Kickback Law”), the federal physician self-referral law, 42 U.S.C. §§ 1395nn et seq. and the regulations promulgated thereunder (commonly referred to as the “Stark Law”) and similar state laws, the federal civil False Claims Act, 31 U.S.C. §§ 3729 et seq., the federal criminal false claims statutes, 18 U.S.C. §§ 287 and 1001, the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq. and 45 C.F.R. §§ 160, 162 and 164 (commonly referred to as “HIPAA”) and similar state laws, applicable sections of the Social Security Act, including 42 U.S.C. §§ 1320a-7 and 1320a-7a.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Agreements” means the indemnification agreements to be entered into between the Company and the directors designated by the Buyer pursuant to the Amended and Restated Operating Agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

“Insolvency Laws” means any bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding in Law or equity).

“Intellectual Property” means, collectively, in the United States and all jurisdictions foreign thereto, and in any medium, all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and patents and pending applications for patents, including all re-issuances, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, and all registrations, registration applications, and renewals in connection therewith, and all goodwill associated therewith; (iii) moral rights and copyrights in any work of authorship (including but not limited to databases, software, and mask works) and applications, registrations, and renewals in connection therewith; (iv) trade secrets and confidential information (including confidential ideas, research and development, know-how, methods, formulae, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, lists of prospective customers and suppliers, pricing and cost information, and business and marketing plans and proposals); (v) computer programs, applications, routines, algorithms and other software and firmware, including source code, executable code, data, databases, user interfaces and related documentation; (vi) other proprietary and intellectual property rights; and (vii) tangible embodiments of any of the foregoing (in whatever form or medium) and licenses in and to the foregoing.

“Investors’ Rights Agreement” means the Fourth Amended and Restated Investors’ Rights Agreement to be entered into among the Company and the other parties thereto, dated as of the Closing Date, substantially in the form attached hereto as Exhibit E.

“IPO” means (a), only if a Direct Listing has not occurred, the Company’s or VMD Corporation’s first firm underwritten public offering of its common units or stock under the Securities Act that includes securities to be sold on behalf of the Company or VMD Corporation, as the case may be, to the public, (b) a Direct Listing or (c) a SPAC Transaction.

“Key Employee” means any Executive Level Employee as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any material Intellectual Property for the Company or its majority-owned Subsidiaries.

“Latest Balance Sheet” means, as of the date of determination, the latest unaudited balance sheet required to be delivered to the Major Holders pursuant to Section 7.2(b) of the Amended and Restated Operating Agreement.

“Latest Balance Sheet Date” means the date of the Latest Balance Sheet, provided such Latest Balance Sheet has been made available to the Buyer.

“Law” means any law, statute, ordinance, order, code, rule or regulation promulgated or issued by any Governmental Authority in effect as of the Closing Date.

“Legal Requirement” means any applicable Law, Order or other requirement of any Governmental Authority in effect as of the Closing Date.

“Licensed Professionals” means any duly licensed health care professional employed or engaged by the Company or its Subsidiaries in the conduct of the Company’s business.

“Lien” means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under Federal and state securities Laws.

“Losses” means any liabilities, obligations, Taxes, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs and expenses (including reasonable attorneys’ fees), and each is hereinafter referred to as a “Loss.”

“Major Holders” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Managed Practice” means any professional corporation, limited liability company, partnership or association that (i) is 100% owned by a Licensed Professional and (ii) is party to a management or administrative services agreement with the Company or a Covered Subsidiary.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company and/or any of its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute a Material Adverse Effect and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industry in which the Company and the Subsidiaries participate, the United States economy as a whole or the capital markets in general or the geographical markets in which the Company and the Subsidiaries operate, except, in each case, to the extent that such change, effect, event, occurrence, state of facts or development affects the Company and the Subsidiaries in a way that is disproportionate to the effect generally on the industry in which the Company and the Subsidiaries operate; (b) any adverse change, event, development, or effect arising from or relating to changes in GAAP, except to the extent that such change, event, development or effect affects the Company and the Subsidiaries in a way that is disproportionate to the effect generally on the industry in which the Company and the Subsidiaries operate; (c) any adverse change, event, development, or effect arising from or relating to changes in Law, except to the extent that such change or proposed change, event, development or effect affects the Company and the Subsidiaries in a way that is disproportionate to the effect generally on the industry in which the Company and the Subsidiaries operate; (d) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, any act of God, any epidemic, pandemic (other than COVID-19) or similar global crisis to any of the foregoing, except to the extent that such change, effect, event, occurrence, state of facts or development affects the Company and the Subsidiaries in a way that is disproportionate to the effect generally on the industry in which the Company and the Subsidiaries operate, (e) adverse change, effect, event, occurrence, state of facts or development arising from or relating to the announcement, or the public or industry knowledge of, this Agreement or the Transaction, (f) adverse change, effect, event, occurrence, state of facts or development arising from or relating to, in whole or in part, any action or inaction to which Buyer has expressly consented in writing as not constituting a Material Adverse Effect; or (g) any adverse change, effect, event, occurrence, state of facts or development arising from, or relating to, COVID-19 (including any COVID-19 Measures).

“Material Contracts” means such Contracts that are required to be listed on Schedule 3.9.

“Material Contracts Threshold” means $1,000,000.

“M&A Securities” means Junior Units (as defined in the Amended and Restated Operating Agreement) and/or options, warrants or other Junior Units purchase rights, and the Junior Units issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board.

“Open Source Software” means any software (in source or object code form) that is subject to a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including, but not limited to, any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any award, injunction, judgment, order, ruling, subpoena, or verdict or other decision entered, issued, made, or rendered by any court or Governmental Authority.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; and (b) with respect to any other entity, the articles, charter, bylaws, certificate of formation, operating agreement or other similar organizational, constitutive or governing documents of such entity.

“Parties” means, collectively, the parties that are a party hereto, and each is hereinafter referred to as a “Party.”

“Per Class D Preferred Unit Purchase Price” means an amount equal to $406.48.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Positioning Agreement” means the Positioning Agreement to be entered into between the Company and WBA, dated as of the Closing Date, substantially in the form attached hereto as Exhibit H.

“Projections” means, collectively, any projections and other forecasts, including, but not limited to, projected or pro forma financial statements, cash flow items and other data and certain business plan information related to the Company and the Subsidiaries.

“Purchase Price” means the product of (x) the Purchased Class D Preferred Units, multiplied by (y) the Per Class D Preferred Unit Purchase Price.

“Reasonable Efforts” means the good faith commercial efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.

“Redemption” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other U.S. federal, state or local or non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, foreign investment or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition (such Regulatory Laws, “Antitrust Laws”) or (ii) protect the national security or the national economy of any nation or regulate foreign investment.

“Sale of the Company” has the meaning given to such term in the Amended and Restated Operating Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Schedules” means the Disclosure Schedules attached hereto as Exhibit F.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of December 30, 2020, by and among the Company and the other parties thereto, as amended and supplemented.

“Signing Major Holders” means Oak Blocker (as defined in the Existing Operating Agreement), Kinnevik Blocker (as defined in the Existing Operating Agreement), Town Hall Ventures Blocker (as defined in the Existing Operating Agreement), Steven J. Shulman and each Founder (as defined in the Amended and Restated Operating Agreement) and their permitted transferees of Unit Equivalents.

“Solvent” means, with respect to Buyer and Subsidiaries on a particular date, that on such date (a) the present fair saleable value of the present assets of Buyer and Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of Buyer and Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of Buyer and Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of Buyer and Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) Buyer and Subsidiaries, taken as a whole, do not intend to incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business, (d) Buyer and Subsidiaries reasonably expect to be able to pay their liabilities, including, without limitation, contingent and other liabilities, as they become absolute and matured and (e) Buyer and Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute unreasonably small capital.

“SPAC Transaction” means a merger, acquisition or other business combination involving the Company or VMD Corporation and a publicly traded special purpose acquisition company or other similar entity that is a “blank check” company under applicable U.S. securities laws.

“Strategic Partnership Securities” means any Junior Units (as defined in the Amended and Restated Operating Agreement) issued, for primarily other than fund-raising purposes, in connection with strategic transactions involving the Company and other entities, including joint ventures, manufacturing, marketing or distribution arrangements or technology license, transfer or development arrangements approved by the Board.

“Subsidiaries” means, collectively, the subsidiaries set forth on Schedule 3.4(a) hereto, and each shall be referred to herein individually as a “Subsidiary.”

“Tag-Along Agreement” means the Tag-Along Agreement, dated as of August 20, 2019, by and among the Company, Town Hall Ventures Blocker (as defined in the Existing Operating Agreement) and the other parties thereto.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, value added, excise, severance, occupation, premium, windfall profit, real property, personal property, intangibles, withholding, social security, unemployment, disability, payroll, employee, escheat or any other tax, charge, fee, levy or any other assessment of a similar nature, including any interest, penalties or additions to tax in respect of the foregoing whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Agreements” means this Agreement, the Partial Blocker Sale Term Sheet, the Note, the Investors’ Rights Agreement, the Indemnification Agreements, the Positioning Agreement, the Amended and Restated Operating Agreement and the Amendment to Collaboration Agreement.

“Transfer” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Unaudited Financial Statements” means, as of the date of determination, the most recent unaudited balance sheet and related unaudited statements of income and members’ equity and of cash flows required to be delivered to the Major Holders pursuant to Section 7.2(b) of the Amended and Restated Operating Agreement.

“Units” has the meaning given to such term in the Amended and Restated Operating Agreement.

“Unit Equivalents” has the meaning given to such term in the Amended and Restated Operating Agreement.

“VMD Corporation” has the meaning given to such term in the Amended and Restated Operating Agreement, as may be amended from time to time, together with any other corporation into which the Company is converted or which controls the Company in connection with an IPO.

“Walgreen Co.” means Walgreen Co., an Illinois corporation.

ARTICLE II

PURCHASE AND SALE OF THE PURCHASED CLASS D PREFERRED UNITS

2.1 Purchase and Sale of the Purchased Class D Preferred Units by the Company to the Buyer.

(a) The Company shall adopt, at or before the Closing, the Amended and Restated Operating Agreement.

(b) Subject to the terms and conditions of this Agreement, the Buyer hereby agrees to purchase at the Closing and the Company hereby agrees to sell and issue to the Buyer at the Closing a number of Class D Preferred Units equal to the sum of (i) 12,792,756 Class D Preferred Units, minus (ii) solely to the extent the Blocker Sales are consummated at or before the Closing, the number of Issued Class D Preferred Units (the “Purchased Class D Preferred Units”) at an aggregate price equal to the Purchase Price. All of the transactions set forth in this Agreement to be taken at the Closing, including the delivery of documents, shall be deemed to take place simultaneously at the Closing.

2.2 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place remotely at 10:00 a.m. Eastern Time on the date that is the second (2nd) Business Day following the date of the satisfaction or, to the extent permitted, waiver of each of the conditions in respect of the Closing set forth in Section 5.1, Section 5.2 and Section 5.3 (other than those conditions that, by their nature, may only be satisfied at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions), as applicable (the “Closing Date”), via the exchange of documents and signatures or at such other place or time as may be mutually agreed upon in writing between the Buyer and the Company. At the Closing, the Buyer shall pay, or cause to be paid, the Purchase Price to the Company by: (a) paying, or causing to be paid, to the Company an amount equal to the Cash Purchase Price by wire transfer of immediately available funds pursuant to the account information set forth on Schedule 2.2; and (b) transferring and delivering, or causing to be transferred and delivered, to the Company a promissory note (the “Original Note”) issued by Walgreen Co. in the principal amount of $1,200,000,000 (the “Note Amount”), which Original Note shall be immediately amended and restated substantially in the form attached hereto as Exhibit H (the “Note”). At the Closing, the Company shall deliver, or cause to be delivered, to the Buyer an instrument of sale and issuance with respect to the Purchased Class D Preferred Units duly executed by the Company, in form and substance reasonably satisfactory to the Buyer.

2.3 Use of Proceeds. In accordance with the directions of the Board, the Company will use the proceeds from the sale of the Purchased Class D Preferred Units (a) for working capital and other general corporate purposes at the discretion of the officers of the Company, (b) for acquisitions (including asset purchases, mergers, stock purchases and similar acquisition transactions) with respect to up to $2,300,000,000 of such proceeds and (c) for the Redemption of Unit Equivalents (the “Redeemed Unit Equivalents”) from the holders of such Unit Equivalents (the “Redeeming Members”) with respect to up to an amount of proceeds equal to the sum of $2,900,000,000, minus the aggregate amount of the Blocker Sales Proceeds (the “Redemption Amount”), which Redemption will be conducted substantially simultaneously with the Closing or soon thereafter through a tender offer process and/or negotiated sales with Redeeming Members.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules, the Company hereby represents and warrants to the Buyer as of the date hereof that the following representations and warranties are true and complete as of the date hereof, except as otherwise indicated herein. Except as set forth in the Schedules (as supplemented in accordance with Section 7.11(b)), subject to the occurrence of and effective upon the Closing, the Company hereby represents and warrants as of the Closing Date that the following representations and warranties are true and complete as of the Closing Date, except as otherwise indicated herein.

3.1 Organization and Qualification. Each of the Company and its Subsidiaries is a limited liability company, association or corporation duly formed, existing and in good standing under the Laws of the jurisdiction of such entity’s formation. Each of the Company and its Subsidiaries (i) has the requisite power and authority required to own and lease its property and to carry on its business as presently conducted and (ii) is duly qualified to transact business, and is in good standing as a foreign limited liability company, association or corporation authorized to transact business and to own and lease property in each jurisdiction in which the nature of the business conducted by it, or the character or location of the properties owned or leased by it, requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has delivered or made available to the Buyer copies of the Organizational Documents of the Company and such copies are correct and complete.

3.2 Authority, Due Execution and Binding Effect. The Company has, or will have when the Transaction Agreements to which it is or will be a party are executed and delivered, the requisite legal capacity, power and authority (i) to execute and deliver the Transaction Agreements to which it is or will be a party, (ii) to consummate the Transaction, (iii) to issue the Purchased Class D Preferred Units at the Closing and the Common Units issuable upon conversion of the Purchased Class D Preferred Units (the “D Conversion Units”), and (iv) to perform its obligations under the Transaction Agreements and all limited liability company action required to be taken by the Board and the Company’s current members to authorize the foregoing has been taken. This Agreement, the Note, the Amended and Restated Operating Agreement, the Investors’ Rights

Agreement, the Indemnification Agreements and the Amendment to Collaboration Agreement will be duly and validly executed and delivered by the Company on or prior to the Closing Date. Assuming the due authorization, execution and delivery by the other parties hereto and thereto, each Transaction Agreement will constitute, upon such execution and delivery thereof, the valid and binding obligations of the Company, enforceable in accordance with their respective terms except as enforcement thereof may be limited by applicable Insolvency Laws.

3.3 Capitalization; Valid Issuance of Purchased Class D Preferred Units.

(a) Capitalization of the Company.

(i) Schedule 3.3(a)(i) sets forth the capitalization of the Company immediately following the Closing assuming that there are no changes to the capitalization of the Company from the date hereof through Closing other than the issuance of the Purchased Class D Preferred Units and the issuance of the Class C-3 Preferred Units and Common Units upon conversion of the Convertible Note, including the number of Units of the following: (i) issued and outstanding Units, including, with respect to restricted Common Units, vesting schedule and repurchase price, if any; (ii) any granted options, including vesting schedule and exercise price; (iii) the number of Common Units reserved for future award grants under the Company’s equity incentive plan (the “Incentive Plan”); and (iv) warrants or Unit purchase rights, if any. As of the date hereof, except as set forth Schedule 3.3(a)(i) and except for the conversion privileges of the Purchased Class D Preferred Units issued under this Agreement, the Class C-1 Preferred Units, the Class C-2 Preferred Units, the Class B Preferred Units and the Class A Preferred Units (together with the Class B Preferred Units, the Class C-1 Preferred Units and the Class C-2 Preferred Units, the “Preferred Units”), except for the Convertible Note, and except as provided in the Existing Operating Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Common Units or Preferred Units, or any securities convertible into or exchangeable for Common Units or Preferred Units.

(ii) Except as set forth on Schedule 3.3(a)(ii), none of the Company’s unit purchase agreements, option documents or other similar agreements contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where the Incentive Plan is not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except for the Redemption and as set forth in the Existing Operating Agreement, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its Units.

(iii) 409A. To the Company’s Knowledge, any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the Company’s Knowledge, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(iv) Any preemptive rights of the Signing Major Holders, or purchase rights or other rights of first offer or consent or other rights of any other Person, over or with respect to the Purchased Class D Preferred Units (other than any preemptive rights provided in the Existing Operating Agreement of any such Person other than the Signing Major Holders), issuances of equity securities by the Company or the transactions contemplated by the Transaction Agreements shall have been waived, in writing, and there are no preemptive rights, rights of first refusal or similar rights of the Company or unitholders of the Company with respect thereto other than as provided in the Existing Operating Agreement.

(v) There are no outstanding or authorized unit appreciation rights, phantom units or similar rights with respect to the Company.

(vi) Other than the Existing Operating Agreement, there are no agreements, written or oral, between the Company and any holder of its Units or, to the Company’s Knowledge, among any holders of its Units, relating to the voting of any of the Units.

(b) Valid Issuance of Purchased Class D Preferred Units.

(i) The Purchased Class D Preferred Units, when issued and sold in accordance with the terms and for the consideration set forth in this Agreement and the Amended and Restated Operating Agreement will be validly issued and fully paid, free of any Liens and restrictions on transfer, other than restrictions expressly set forth in the Amended and Restated Operating Agreement, this Agreement and under applicable U.S. federal and state securities laws. The Common Units issuable upon conversion of the Purchased Class D Preferred Units have been duly reserved for issuance, and upon issuance in accordance with the terms of the Amended and Restated Operating Agreement, will be validly issued and fully paid and will be free of restrictions on transfer other than restrictions on transfer under the Amended and Restated Operating Agreement, this Agreement and under applicable U.S. federal and state securities laws.

(ii) Assuming the accuracy of the representations and warranties of the Buyer in ARTICLE IV of this Agreement, the Purchased Class D Preferred Units will be issued in compliance with all applicable U.S. federal and state securities laws. Based in part upon the representations of the Buyer in ARTICLE IV of this Agreement, the Common Units issuable upon conversion of the Purchased Class D Preferred Units will be issued in compliance with all applicable U.S. federal and state securities laws.

(iii) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)-(iv) or (d)(3), is applicable.

3.4 Subsidiaries.

(a) Except as set forth on Schedule 3.4(a), the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association or other business entity.

(b) Schedule 3.4(b) sets forth the capitalization of each of its Subsidiaries. Except as set forth on Schedule 3.4(b), the capital stock or other equity interests or ownership interests of the Covered Subsidiaries are not subject to any voting trust agreement or any other agreement relating to the voting, dividend rights or disposition of the capital stock or other equity interests of the Covered Subsidiaries. Except as set forth on Schedule 3.4(b), there are no outstanding securities convertible into or exchangeable or exercisable for equity interests or ownership interests in any Covered Subsidiary, or outstanding preemptive, conversion, subscription or other rights, warrants, options or agreements granted or issued by, or binding upon, any Covered Subsidiary for the purchase or acquisition of any limited liability company or other equity interests in any Covered Subsidiary. To the Company’s Knowledge, no Subsidiary is in material violation of any of the provisions of its Organizational Documents. The equity interests or ownership interests of each Subsidiary owned by the Company have been validly issued and are fully paid and have not been issued in violation of any preemptive rights or similar rights.

(c) The Company has delivered or made available to the Buyer copies of the Organizational Documents of each of the Subsidiaries and such copies are correct and complete.

(d) Covered Subsidiaries includes, without limitation, all of the Subsidiaries of which Company owns, directly or indirectly, a majority of equity interests or voting power.

3.5 No Conflict.

(a) The Company (including its Covered Subsidiaries in the case of clauses (y) and (z) only) is not in violation or default (x) of any provisions of its Amended and Restated Operating Agreement, (y) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on Schedule 3.9, or (z) of any provision of any Law applicable to the Company, except for, in the case of clauses (y) and (z) only, any violation or default that would not reasonably be expected to have a Material Adverse Effect.

(b) Except for any required filings under the HSR Act and HSR Clearance with respect to such filings, the execution, delivery and performance of the Transaction Agreements and the consummation of the Transaction will not, directly or indirectly, with or without the passage of time and giving of notice:

(i) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (A) the Organizational Documents of the Company or any of the Subsidiaries (for the avoidance of doubt, including the governance agreements between the Company and its members) or any Legal Requirement or Governmental Authorization or (B) any Contract to which the Company or any Subsidiary may be subject; or

(ii) give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any (A) Organizational Document (for the avoidance of doubt, including the governance agreements between the Company and its members), Legal Requirement or Governmental Authorization or (B) Contract applicable to the Company or any of the Subsidiaries or result in the creation of any Lien upon any assets of the Company and/or its Subsidiaries or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company and/or its Subsidiaries.

3.6 No Consent Required. Assuming the accuracy of the representations made by the Buyer in ARTICLE IV of this Agreement, no Consent, notification to or declaration, filing or registration with, any Person is required to be made or obtained by the Company or any of the Subsidiaries on account of this Transaction, except for (i) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made after the Closing Date in a timely manner, or (ii) any required filings under the HSR Act and HSR Clearance (as defined below) with respect to such filings.

3.7 Financial Statements. The Financial Statements have been made available to the Buyer. Each of the Financial Statements fairly presents in all material respects the financial condition of the Company, its Managed Practices and its Covered Subsidiaries, on a consolidated basis, as of its respective date, and the results of operations of the Company, its Managed Practices and its Covered Subsidiaries, on a consolidated basis, for the periods related thereto, subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments. Except as set forth on Schedule 3.7, each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except in the case of the Unaudited Financial Statements for the absence of footnote disclosure and normal year-end adjustments. Except as set forth in the Financial Statements, neither the Company nor any of its Covered Subsidiaries or Managed Practices has any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Latest Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases described in clauses (i), (ii) and (iii), individually and in the aggregate, would not have a Material Adverse Effect. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

3.8 Taxes.

(a) Each of the Company and its Covered Subsidiaries has timely filed, or has timely filed for extensions to file, all income and other material Federal, state, local and foreign Tax Returns required to be filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. Such Tax Returns are correct and complete in all material respects and the Company and its Covered Subsidiaries have paid and discharged all income and other material Taxes required to be paid on such Tax Returns. There have been no examinations or audits of any income Tax Returns or other material Tax Returns of the Company or its Covered Subsidiaries by any Governmental Authority. Each of the Company and its Covered Subsidiaries has withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all material Taxes required by applicable Law to be withheld or collected. Neither the Company nor any of its Subsidiaries has made an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to have the new partnership audit regime apply to any of its Tax Returns for taxable years beginning prior to January 1, 2018 or under any similar provision of state, local or foreign law.

(b) Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 3.8 and Sections 3.3(a)(iii), 3.12(h), 3.14, 3.19, 3.22, and 3.26 shall constitute the sole and exclusive representations and warranties made by the Company with respect to any and all Tax matters.

3.9 Material Contracts. Except as listed or described on Schedule 3.9, as of the date hereof, neither the Company nor its Covered Subsidiaries is a party to or bound by any Contract of any of the types described below:

(a) any consulting agreement or employment agreement that provides for annual compensation to a Person exceeding the Material Contracts Threshold per year and which cannot be terminated by the Company or its Covered Subsidiaries without penalty on notice of sixty (60) days or less;

(b) any Contract for capital expenditures or the acquisition of fixed assets in excess of the Material Contracts Threshold individually or in the aggregate;

(c) any Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services that will extend over a period of one (1) year or require remaining aggregate future payments in excess of the Material Contracts Threshold;

(d) any Contract that restricts the right of the Company or its Covered Subsidiaries to engage in any line of business, compete with any Person or provide any service;

(e) any Contract relating to the acquisition or disposition of any business or real property;

(f) any Contract for indebtedness for borrowed money or any other liability in excess of the Material Contracts Threshold in the aggregate, or a guarantee of any of the foregoing;

(g) any Contract granting any Person a Lien on all or any substantial portion of the assets of the Company or its Covered Subsidiaries, taken as a whole;

(h) any Contract under which the Company has granted or received a material license or sublicense with respect to Intellectual Property, other than non-exclusive, end-user licenses for commercially available prepackaged software; or

(i) any Contract involving management services, consulting services, independent contractor services, support services or any other similar services, in each case provided by the Company, including service agreements under which the Company is required to provide services to insurers, self-insured employees or any governmental or private health plan, managed care plan or other similar Person.

The Company and its Covered Subsidiaries do not have any material continuing obligations under those asset or security purchase, sale and similar Material Contracts that are listed on Schedule 3.9(b) and Schedule 3.9(e) and have not been provided or made available to Buyer. The Company has delivered or made available to the Buyer correct and complete copies of (A) the form of Management Services Agreement, the form of Village Services Agreement and the form of joint venture limited liability company agreement and (B) any Contracts of the same or similar type that, to the Company’s Knowledge, materially deviate in a manner that is materially adverse to the Company from such forms, including any of those listed on Schedule 3.9(c) and Schedule 3.9(d). For any Material Contracts not described in the foregoing two sentences, the Company has delivered or made available to the Buyer correct and complete copies of all such Material Contracts that the Company considers to have material ongoing obligations, including any such other Material Contracts listed on Schedule 3.9(c). Each Material Contract is in full force and effect, and represents a valid and binding obligation of the Company or its Covered Subsidiary, as applicable, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable Insolvency Laws.

3.10 Litigation.

(a) Except as described on Schedule 3.10(a), there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending for which the Company has been provided notice or, to the Company’s Knowledge, currently threatened in writing (i) against the Company or, to the Company’s Knowledge, any officer, director or Executive Level Employee arising out of their employment or board relationship with the Company; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the Transaction; or (iii) to the Company’s Knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s Knowledge, any of its officers, directors or Executive Level Employees is a party or is named as subject to the provisions of any Order (in the case of officers, directors or Executive Level Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, material actions, suits, proceedings or investigations pending or threatened in writing involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of the Company’s former employers, or their obligations under any agreements with their prior employers.

(b) Except as set forth on Schedule 3.10(b), since four years prior to the date hereof, there is no instance in which the Company or, to the Company’s Knowledge, any of its respective directors, officers or employees (in each instance, as relates to such individual’s employment or engagement by the Company) has been provided notice of any pending or existing, or threatened in writing of, any audit, investigation, litigation, suit, action or proceeding, at law or in equity, by any Medicaid Fraud Control Unit, state Attorney Generals’ office, the U.S. Department of Health and Human Services, including its Office of Inspector General and Centers for Medicare and Medicaid Services, the Department of Defense/Tricare, the Department of Justice or any Governmental Authority or contractor thereof (including any MACs, ZPICs, RACs, Medicaid Integrity Contractors and PSCs) or any state’s Attorney General, with respect to the Company’s participation in, billing of, or other activities related to any state health care program or Federal Health Care Programs, (i) other than any audit of the Office of Inspector General of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services, the Department of Justice, any state Medicaid Fraud Control Unit or any other applicable Governmental Authority that has not resulted in, or are not reasonably expected to have, either individually or in the aggregate, an adverse effect to the Company in excess of one hundred thousand dollars ($100,000)) or (ii) that would reasonably be expected to result, either individually or in the aggregate, in a material liability to the Company. To the Company’s Knowledge, since four years prior to the date hereof, no Person has filed or has threatened to file against the Company a legal proceeding under any federal or state whistleblower statute, including under the civil False Claims Act (31 U.S.C. § 3729 et seq.). Neither the Company nor, to the Company’s Knowledge, any equityholder, member, officer, director, member of senior management, employee or Licensed Professional of the Company (in each instance, as relates to such individual’s employment or engagement by, or involvement with, the Company), (i) since four years prior to the date hereof, has engaged in any voluntary disclosure or written communications with any Governmental Authority concerning any material violation of Healthcare Laws, or (ii) has entered into any settlement agreement, consent decrees, corporate integrity agreements, or other arrangements (formal or informal) with any Governmental Authority concerning compliance with Healthcare Laws.

(c) For purposes of this Section 3.10, the term “Company” includes its Covered Subsidiaries.

3.11 Intellectual Property.

(a) Schedule 3.11 sets forth a list of all: (i) trademark and service mark registrations and pending registration applications, Internet domain name registrations, trade names, and company names; (ii) patents and pending patent applications; (iii) copyright registrations and pending registration applications; and (iv) computer software (other than commercially available prepackaged computer software generally available to the public pursuant to non-exclusive, end-user licenses), in each case which are material to the operation of the Company’s business and are owned by the Company (such Intellectual Property is referred to collectively as the “Company Intellectual Property”).

(b) The Company owns, or has a license to use, all Intellectual Property necessary for the operation of the Company’s business as presently conducted, and each such item of Intellectual Property will, immediately subsequent to the Closing, continue to be owned or available for use by the Company on such terms as are materially consistent with those pursuant to which the Company, immediately prior to the Closing, owns or has the right to use such item.

(c) (i) To the Company’s Knowledge, the Company has not infringed, misappropriated, or otherwise violated, and the Company is not, as of the date hereof, infringing, misappropriating, or otherwise violating, the Intellectual Property of any Person; (ii) no claim is pending against the Company with respect to the alleged infringement, misappropriation or other violation by the Company of any Intellectual Property of any Person, and the Company has not received any written notice threatening any such claim; and (iii) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

(d) Other than with respect to commercially available software products under standard end-user object code license agreements and except as set forth on Schedule 3.11(d)-1, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any Person, in each case which are material to the Company’s business. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment with the Company. Except as set forth on Schedule 3.11(d)-2, each such employee and consultant has assigned to the Company all Intellectual Property he or she solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property, to the Company’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. To the Company’s Knowledge, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

(e) The Company has not: (1) incorporated Open Source Software into, or combined or linked Open Source Software with, any software products of the Company and made generally available (“Company Offerings”); (2) distributed Open Source Software in conjunction with any Company Offerings; or (3) used Open Source Software to develop, distribute or provide the Company Offerings, in such a way that requires, as a condition of use, modification and/or distribution of such Open Source Software that other software incorporated into, derived from or distributed with such Open Source Software be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge. The Company is in material compliance with the terms and conditions of the licenses for such Open Source Software.

(f) For purposes of this Section 3.11, the term “Company” includes its Covered Subsidiaries.

3.12 Absence of Certain Changes. Except as set forth on Schedule 3.12, since the Latest Balance Sheet Date to the date hereof there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or its Covered Subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss of any tangible assets of the Company or its Covered Subsidiaries, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company or its Covered Subsidiaries of a valuable right or a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any material obligation by the Company or its Covered Subsidiaries, except in the ordinary course of business;

(e) any material change to a Material Contract;

(f) any material change in any compensation or benefit arrangement or agreement with any Executive Level Employee, officer or director of the Company or its Covered Subsidiaries;

(g) any resignation or termination of employment of any officer or Key Employee of the Company or its Covered Subsidiaries;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or its Covered Subsidiaries, with respect to any of its respective material properties or assets, except liens for taxes not yet delinquent and liens that arise in the ordinary course of business and do not materially impair the ownership or use of such property or assets by the Company or its Covered Subsidiaries;

(i) any loans or guarantees made by the Company or its Covered Subsidiaries to or for the benefit of its employees, officers, managers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) other than the Redemption and tax distributions to its members in the ordinary course of business consistent with past practice, any declaration, setting aside or payment or other distribution in respect of any of the equity interests of the Company or its Covered Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition of any of such equity interests by the Company or its Covered Subsidiaries;

(k) any sale, assignment or transfer of any material Company Intellectual Property;

(l) receipt of notice that there has been a loss of any major customer of the Company or its Covered Subsidiaries;

(m) any other event or condition of any character, other than events affecting the economy or the industry of the Company or its Covered Subsidiaries generally, that has resulted or, to the Company’s Knowledge, could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company or its Covered Subsidiaries to do any of the things described in this Section 3.12.

3.13 Governmental Authorizations.

(a) The Company and each Licensed Professional have obtained all material Governmental Authorizations required for the conduct of the Company’s business in a manner in which and in the jurisdictions and places where such business is now conducted (the “Company Permits”). To the Company’s Knowledge, there are no other material Governmental Authorizations that are necessary or required for the conduct of the Company’s business in the manner in which and in the jurisdictions and places where such business is now conducted.

(b) The Company and each Licensed Professional are in compliance in all material respects with the terms of the Company Permits, and all such Company Permits are in full force and effect and will continue in full force and effect with the Company following the Closing in accordance with the terms, conditions and limitations thereof without requiring the consent of any Governmental Authority or person. There is no pending or, to the Company’s Knowledge, threatened termination, expiration or revocation of any material Governmental Authorization issued to the Company or a Licensed Professional. The execution of this Agreement will not invalidate or adversely affect any such material Governmental Authorizations. Except as otherwise governed by Law, each material Governmental Authorization is renewable by its terms or in the ordinary course without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.

(c) For purposes of this Section 3.13, the term “Company” includes its Covered Subsidiaries.

3.14 Employee Benefit Plans; Employee Matters.

(a) Schedule 3.14(a) lists: (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, tax gross-up, vacation pay, bonus program, service award, moving expense, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases, is sponsored or maintained by the Company for the benefit of its employees or consultants (each, an “Employee Plan”). The Company has delivered or made available to the Buyer copies of the written Employee Plans in effect as of the date hereof, and such copies are correct and complete as of the date hereof.

(b) Each Employee Plan (i) has been operated and administered in all material respects in compliance with its terms (except as otherwise required by Law), all applicable requirements of Law and with any applicable reporting and disclosure requirements; and (ii) which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service (the “IRS”). With respect to each Employee Plan, to the Company’s Knowledge, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code. There are no claims, actions or lawsuit pending, or to the Company’s Knowledge, threatened, with respect to any Employee Plan (other than routine benefit claims).

(c) The Company has provided the Buyer with a complete and correct schedule that lists each officer, employee, consultant and independent contractor of the Company who received compensation in excess of the Employment Threshold for the fiscal year ended December 31, 2020, and sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation, paid or payable to such officers, employees, consultants and independent contractors during such fiscal year.

(d) To the Company’s Knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(e) Except as set forth in Schedule 3.14(e), the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it as of the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(f) To the Company’s Knowledge, no Executive Level Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an Executive Level Employee as a result of the consummation of the Transaction, nor does the Company have a present intention to terminate the employment of any Executive Level Employee. Except as set forth in Schedule 3.14(f), the employment of each Executive Level Employee is terminable at the will of the Company. Except as set forth on Schedule 3.14(f) or as required by applicable Law, upon termination of the employment of any such Executive Level Employees, no severance or other payments will become due. Except as set forth in Schedule 3.14(f), the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(g) Except as set forth in Schedule 3.14(g), the Company has not made any promises regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the unit or share amounts and terms previously provided in writing to the Buyer.

(h) Except as set forth on Schedule 3.14(h), each former Executive Level Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(i) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company’s Knowledge, has sought to represent any of the employees, representatives or agents of the Company in their capacity as employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(j) To the Company’s Knowledge, none of the Executive Level Employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(k) To the Company’s Knowledge, none of the Company, any of its Affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer with any of them under Section 414(b), (c), (m) or (o) of the Code has in the last six (6) years contributed or been obligated to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code. None of the Employee Plans provide for post-employment health or welfare benefits, except as may be required under applicable Law.

(l) Except as set forth on Schedule 3.14(l), neither the execution of this Agreement not the consummation of the Transaction will (i) result in any payment becoming due to any employee or consultant of the Company, (ii) increase the benefits available under any Employee Plan or (iii) result in the acceleration of payment or vesting of any benefits under any Employee Plan.

(m) For purposes of this Section 3.14, the term “Company” includes its Covered Subsidiaries.

3.15 Compliance with Applicable Laws.

(a) The Company has, since three (3) years prior to the date hereof, complied in all material respects with all Laws applicable to it or to the operation of its business, specifically including any applicable Healthcare Laws.

(b) Neither the Company nor to the Company’s Knowledge any equityholder, member, officer, director, member of senior management, or employee has, since three (3) years prior to the date hereof, (A) had a civil monetary penalty assessed against it under Section 1128A of the Social Security Act or any regulations promulgated thereunder; (B) been convicted of, charged with, indicted or to the Company’s Knowledge, investigated for a Federal Healthcare Program related offense, or convicted of, charged with, indicted or, to the Company’s Knowledge investigated for a Federal Healthcare Program related offense, or convicted of, charged with, indicted or, to the Company’s Knowledge, investigated for a violation of federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct or obstruction of an investigation; (C) been excluded or suspended from participation in any Federal Healthcare Program, or have been disbarred, suspended or otherwise ineligible to participate in any Federal Healthcare Program; or (D) to the Company’s Knowledge, committed any offense that may reasonably serve as the basis for any such exclusion, suspension, disbarment or other ineligibility. Since three (3) years prior to the date hereof, the Company has not arranged or contracted with any individual or entity that, to the Company’s Knowledge, is suspended, excluded or disbarred from participation in, or otherwise ineligible to participate in, a Federal Healthcare Program. With respect to this Section 3.15(b), as it pertains to employees and independent contractors for periods prior to their retention by the Company, the foregoing representation is made solely to the Company’s Knowledge, but including for this representation only, the imputed knowledge that the Company would obtain upon reviewing the results of the Company’s customary pre-employment background checks.

(c) To the Company’s Knowledge, no violation of Healthcare Laws in any material respect has been alleged or threatened against the Company or any shareholder, unitholder, officer, director, member of senior management, employee, or independent contractor of the Company (in each instance, as relates to such individual’s employment or engagement by the Company) by any Governmental Authority in the past four (4) years. To the Company’s Knowledge, the Company is not under investigation by any Governmental Authority for a violation of Healthcare Laws.

(d) The Company has not applied for, claimed or obtained any loan, relief or benefit made available under any COVID-19 Relief Law.

(e) For purposes of this Section 3.15, the term “Company” includes its Covered Subsidiaries.

3.16 Affiliated Transactions.

(a) Other than (i) standard offer letters, consulting agreements or advisor letters, (ii) standard employee benefits generally made available to all employees, (iii) standard director and officer indemnification agreements approved by the Board, (iv) standard non-competition and non-solicitation agreements, (v) standard invention and non-disclosure agreements, (vi) the purchase of the Company’s units and the issuance of profits interests approved in the written minutes or consents of the Board (previously provided to the Buyer or its counsel) or (vii) as set forth on Schedule 3.16(a), as of the date hereof, there are no agreements, understandings or proposed transactions between the Company, on the one hand, and any of the directors, officers, Executive Level Employees, consultants, or Affiliate of the Company (other than a Covered Subsidiary), on the other hand (“Affiliated Transactions”).

(b) The Company has not made any loans to or guarantees in favor of, directly or indirectly, any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth on Schedule 3.16(b), as of the date hereof, none of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, and employees of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any Material Contract.

(c) For purposes of this Section 3.16, the term “Company” includes its Subsidiaries.

3.17 Brokers. Except as provided on Schedule 3.17, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of the Company or its Subsidiaries.

3.18 Rights of Registration. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

3.19 Property. The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance in all material respects with such leases and, to the Company’s Knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property. The Company has never engaged in a sale-leaseback transaction. Except as disclosed on Schedule 3.19, the fixtures, furniture, equipment and other items of tangible personal property owned or leased by the Company are sufficient for the conduct of the Company’s business as now conducted and as presently proposed to be conducted. For purposes of this Section 3.19, the term “Company” includes its Covered Subsidiaries.

3.20 Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, sufficient in amount (subject to customary deductions) to allow it to replace any of its properties that might be damaged or destroyed. For purposes of this Section 3.20, the term “Company” includes its Covered Subsidiaries.

3.21 Employee Agreements. Except as set forth on Schedule 3.21-1, each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Buyer (the “Confidential Information Agreements”). Except as set forth on Schedule 3.21-2, no current or former employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s Confidential Information Agreement. Except as set forth on Schedule 3.21-3, each current Key Employee and former Key Employee whose employment terminated on or after the date that is three (3) years prior to the date hereof has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to counsel for the Buyer. To the Company’s Knowledge, none of the Company’s current employees is in violation of any agreement covered by this Section 3.21. For purposes of this Section 3.21, the term “Company” includes its Covered Subsidiaries.

3.22 83(b) Elections. To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested or restricted Common Units or Class B Units.

3.23 Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s Knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Buyer true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Section 3.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of any Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, and the term “Company” includes its Covered Subsidiaries.

3.24 Foreign Corrupt Practices Act; AML Laws; Sanctions.

(a) None of the Company nor, to the Company’s Knowledge, any of the Company’s directors, officers, employees or authorized agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person or has taken any action that would result in a violation by such persons of the UK Bribery Act 2010. None of the Company nor, to the Company’s Knowledge, any of its directors, officers, employees or authorized agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company, or, to the Company’s Knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA, the UK Bribery Act 2010 or any other anti-corruption law.

(b) The Company has complied in all material respects with and all applicable anti-money laundering laws, including the USA PATRIOT Act and the Bank Secrecy Act, as amended by the USA PATRIOT Act, the rules and regulations thereunder, and/or other applicable global legislation. The Company has established and maintains an anti-money laundering and anti-terrorist financing program that complies with all applicable United States laws and regulations relating to anti-money laundering including the USA PATRIOT Act and the Bank Secrecy Act, as amended, and the rules and regulations thereunder. There is no action, proceeding or investigation alleging any noncompliance or violation of any applicable anti-money laundering laws has been commenced or, to the Company’s Knowledge, is threatened against the Company or any officer, director or manager of the Company.

(c) None of the Company nor, to the Company’s Knowledge, any of the Company’s directors, officers, employees or authorized agents engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State (collectively, “Sanctions”) or located, organized or resident in a country or territory that is the subject of Sanctions. The Company has been, and is, in compliance with all applicable Sanctions and export controls laws. The Company has not been penalized for or threatened to be charged with, or given notice of any violation of, or been under investigation with respect to, any Sanctions or export controls laws, and no action, suit or proceeding by or before any Governmental Authority involving the Company with respect to Sanctions or export controls laws is pending.

(d) For purposes of this Section 3.24, the term “Company” includes its Covered Subsidiaries.

3.25 Data Privacy. To the Company’s Knowledge, without limiting Section 3.15(b) in any way, in connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance in all material respects with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. To the Company’s Knowledge, the Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance in all material respects with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and, since three (3) years prior to the date hereof, has been in compliance in all material respects with all applicable laws relating to data loss, theft and breach of security notification obligations. For purposes of this Section 3.25, the term “Company” includes its Covered Subsidiaries.

3.26 Disclosure. The Company has made available to the Buyer all the information reasonably available to the Company that the Buyer has requested for deciding whether to acquire the Class D Preferred Units or the D Conversion Units (together, the “Securities”), including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). To the Company’s Knowledge, no representation or warranty of the Company contained in this Agreement, as qualified by the Schedules, and no certificate furnished or to be furnished to Buyer at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. For purposes of this Section 3.26, the term “Company” includes its Covered Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company as of the date hereof that the following representations and warranties are true and complete as of the date hereof, except as otherwise indicated herein. Subject to the occurrence of and effective upon the Closing, the Buyer hereby represents and warrants as of the Closing Date that the following representations and warranties are true and complete as of the Closing Date, except as otherwise indicated herein. For the purposes of Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.9, Section 4.10 and Section 4.11, the “Buyer” shall include the Convertible Note Holder and WBA.

4.1 Organization and Qualification. The Buyer is an entity duly formed, existing and in good standing under the Laws of the state of its formation.

4.2 Authority; Due Execution and Binding Effect. The Buyer has the requisite legal capacity, power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transaction and to perform its obligations under the Transaction Agreements to which it is a party. The applicable Transaction Agreements entered into at the Closing to which it is a party have been duly and validly executed and delivered by the Buyer. Assuming the due authorization, execution and delivery by the other Parties, this Agreement will constitute, upon such execution and delivery in each case thereof, the legal, valid and binding obligations of the Buyer, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable Insolvency Laws.

4.3 No Conflict. Except for any required filings under the HSR Act and HSR Clearance with respect to such filings, neither the execution and delivery of the Transaction Agreements to which the Buyer is a party by the Buyer, nor the performance by the Buyer of the Transaction, will, directly or indirectly:

(a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of (i) the Buyer’s Organizational Documents or any Legal Requirement, Governmental Authorization or (ii) any Contract to which the Buyer may be subject; or

(b) give any Person the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, modify, withdraw or suspend any (i) Legal Requirement or Governmental Authorization or (ii) Contract applicable to the Buyer.

4.4 No Consent Required. No Consent, notification to or declaration, filing or registration with, any Person is required to be made or obtained by the Buyer in connection with the authorization, execution or delivery of the Transaction Agreements to which Buyer is a party or the performance by the Buyer of the Transaction which has not been made or obtained, except for any required filings under the HSR Act and HSR Clearance with respect to such filings.

4.5 Purchase for Investment. The Buyer is acquiring the Purchased Class D Preferred Units for investment and not with a view to distributing all or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act. The Buyer acknowledges that the Securities have not been registered under the Securities Act and the Company is under no obligation to file a registration statement or similar filing with the SEC or any state agency with respect to the Securities, except as set forth in the Investors’ Rights Agreement.

4.6 Legends. The Buyer acknowledges, understands and agrees that the Securities and any securities issued in exchange for the Securities, may bear legends substantially in the form of one or all of the following legends:

(a) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Securities represented by the certificate, instrument, or book entry so legended.

4.7 Investor Qualifications. The Buyer (a) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Securities; (b) is able to bear the complete loss of its investment in the Securities; (c) has had the opportunity to ask questions of the management of the Company concerning the terms and conditions of the Securities and the business of the Company and its Subsidiaries and the assumptions, estimates and judgments utilized and relied upon by the Company in preparing the Financial Statements, (d) has had the opportunity to obtain additional information about the Company and its Subsidiaries and their respective businesses and all of the Buyer’s questions have been answered to its satisfaction; and (e) is otherwise an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

4.8 Litigation. There are no suits, actions, proceedings, investigations, claims or Orders pending, or to the Buyer’s knowledge, that have been threatened in writing, against the Buyer, nor is the Buyer subject to any Order of any court or Governmental Authority, in any such case which would seek to prevent the Transaction.

4.9 Disclaimer Regarding the Projections. In connection with the Buyer’s investigation of the Company and its Subsidiaries, the Buyer and its representatives have received the Projections from the Company and its representatives. The Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such Projections and accordingly is not relying on them, (ii) the Buyer is familiar with such uncertainties, and (iii) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections. Accordingly, the Buyer acknowledges that the Company has not made any representation or warranty with respect to such Projections. The foregoing, however, does not limit or modify in any way the representations and warranties of the Company in ARTICLE III of this Agreement or the right of the Buyer to rely thereon.

4.10 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of the Buyer.

4.11 Reliance. The Buyer acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

4.12 Tax Matters. The Buyer represents and warrants that the Buyer is not a partnership, grantor trust, or S corporation for U.S. federal income tax purposes, or if the Buyer is such an entity, then (i) 50% or less of the value of the ownership interest of any beneficial owner in the Buyer is (or may at any time during the term of the Company be) attributable to the equity interests in the Company held by the Buyer and (ii) permitting the Company to satisfy the 100-partner limitation in section 1.7704-1(h)(1)(ii) of the U.S. Treasury Regulations is not a principal purpose of its beneficial owners investing in the Company through the Buyer. The Buyer represents and warrants that the Buyer is legally entitled to provide the Company a duly executed IRS Form W-9.

4.13 Solvency. As of the Closing Date, WBA is, individually and together with its Subsidiaries, and after giving effect to the incurrence of all indebtedness and obligations being incurred in connection herewith, including in connection with the Note, will be, Solvent.

4.14 Financing. At the Closing, Buyer will have sufficient funds available for Buyer to deliver, or cause to be delivered, to the Company the Cash Purchase Price pursuant to Section 2.2(a) and to make such other payments as required pursuant to this Agreement, including payment of the Blocker Sales Proceeds, at the Closing in order to consummate the Transaction and Walgreen Co. will have sufficient funds available for Walgreen Co. to satisfy all obligations under the Note as they become due. As of the date hereof, (i) Buyer does not have any reason to believe that Buyer will not be able to pay the Cash Purchase Price pursuant to Section 2.2(a) or any other amounts that Buyer may be required to pay pursuant to this Agreement, including payment of the Blocker Sales Proceeds, at the Closing and (ii) Buyer does not have any reason to believe that Walgreen Co. will not be able to satisfy its obligations under the Note as they become due.

ARTICLE V

CLOSING CONDITIONS; COVENANTS

5.1 Conditions to the Parties’ Obligations at the Closing. The respective obligations of the Company and the Buyer to sell and purchase Class D Preferred Units in accordance with the terms hereof at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived in writing:

(a) No Restraints. No Governmental Authority shall have issued or enacted any Law, Order or other legal requirement or taken any other action (including the failure to have taken an action) that remains in effect, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing or any transactions contemplated hereunder, which Law, Order or other legal requirement is final and nonappealable, as applicable (each, a “Restraint”).

(b) HSR Act. The waiting period (and any extensions thereof, including any agreement with a Governmental Authority to delay consummation of the transactions contemplated hereunder) applicable to the transactions contemplated hereunder shall have expired or been terminated (“HSR Clearance”).

5.2 Conditions to the Buyer’s Obligations at the Closing. The obligations of the Buyer to purchase Class D Preferred Units in accordance with the terms hereof at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived in writing:

(a) Representations and Warranties. (i) The Company Fundamental Representations (other than Sections 3.3(a)(i), 3.3(a)(v), 3.3(b)(ii), 3.5(b)(i)(A) and 3.5(b)(ii)(A)) shall be true and correct in all respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); (ii) each of the representations and warranties of the Company set forth in Sections 3.3(a)(i), 3.3(a)(v), 3.3(b)(ii), 3.5(b)(i)(A) and 3.5(b)(ii)(A) shall be true and correct in all material respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); and (iii) each of the other representations and warranties of the Company in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company prior to the Closing.

(c) No MAE. No Material Adverse Effect shall have occurred and be continuing as of the Closing.

(d) Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Buyer at the Closing a certificate, dated as of the Closing Date, certifying that the conditions specified in Sections 5.2(a), 5.2(b) and 5.2(c) have been fulfilled.

(e) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Purchased Class D Preferred Units pursuant to this Agreement shall be obtained and effective as of the Closing.

(f) Board. As of the Closing, the authorized and current size of the Board shall be nine members, and the Board shall be comprised of members appointed in accordance with the terms of the Amended and Restated Operating Agreement.

(g) Indemnification Agreements. The Company shall have executed and delivered the Indemnification Agreements.

(h) Investors’ Rights Agreement. The Company shall have executed and delivered the Investors’ Rights Agreement.

(i) Amended and Restated Operating Agreement. The Company and the members of the Company required shall have executed and delivered the Amended and Restated Operating Agreement.

(j) Note. The Company shall have executed and delivered the Note.

(k) Amendment to Collaboration Agreement. The Company shall have executed and delivered the Amendment to Collaboration Agreement.

(l) Positioning Agreement. The Company shall have executed and delivered the Positioning Agreement.

(m) Secretary’s Certificate. An Officer of the Company shall have delivered to the Buyer at the Closing a certificate, dated as of the Closing Date, certifying (i) resolutions of the Board approving the Transaction Agreements and the Transaction, and (ii) resolutions of those unitholders of the Company required to approve the Transaction Agreements and the Transaction and the Amended and Restated Operating Agreement.

(n) Proceedings and Documents. All limited liability company proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer, and the Buyer (or its counsel) shall have received all such counterpart copies of such documents as reasonably requested. Such documents may include good standing certificates.

(o) Equity Incentive Plan. At least 3,526,209 Class B Units shall be available for issuance under the Incentive Plan, and any action required to be taken by the Board in order to effect such increase shall have been taken.

5.3 Conditions to the Company’s Obligations at the Closing. The obligations of the Company to sell Class D Preferred Units in accordance with the terms hereof at the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions, unless otherwise waived in writing:

(a) Representations and Warranties. (i) The Buyer Fundamental Representations (other than Sections 4.3(a)(i) and 4.3(b)(i)) shall be true and correct in all respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); (ii) each of the representations and warranties of the Buyer set forth in Sections 4.3(a)(i) and 4.3(b)(i) shall be true and correct in all material respects as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date); and (iii) each of the other representations and warranties of the Buyer in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties) as of the Closing as though such representations and warranties had been made at the Closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Buyer or its ability to consummate the Transaction.

(b) Performance. The Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Buyer prior to the Closing.

(c) Payment. The Buyer shall have made, or caused to be made, payment for the Purchased Class D Preferred Units as provided in Section 2.2.

(d) Amended and Restated Operating Agreement. The Buyer shall have executed and delivered the Amended and Restated Operating Agreement.

(e) Investors’ Rights Agreement. The Buyer shall have executed and delivered the Investors’ Rights Agreement.

(f) WBA Board Seat. A member of the Board selected by the mutual agreement of the Founders (as defined in the Existing Operating Agreement) and approved by the Nominating and Governance Committee of the board of directors of WBA after exercising its good faith customary due diligence review and fiduciary duties, shall have been appointed to the board of directors of WBA.

(g) Note. The Buyer shall have delivered the Original Note and the Note, each duly executed by Walgreen Co.

(h) Amendment to Collaboration Agreement. Walgreen Co. shall have executed and delivered the Amendment to Collaboration Agreement.

(i) Positioning Agreement. WBA shall have executed and delivered the Positioning Agreement.

5.4 Further Actions; Efforts.

(a) Each of the Buyer and the Company agrees to, and to cause its respective controlled subsidiaries to, use Reasonable Efforts, and to cooperate with each other, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, as soon as reasonably practicable after the date hereof, the Closing and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Section 5.1, Section 5.2 and Section 5.3, including, without limitation, to execute and deliver such other instruments and do and perform such other acts and other things as may be necessary or reasonably desirable for effecting completely the consummation of the Closing and the other transactions contemplated by this Agreement. In furtherance of the foregoing, subject to the terms and conditions of this Agreement, each party will use Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulatory Law to consummate the Transaction. In furtherance and not in limitation of the foregoing, each of the Buyer and the Company agrees to make, or cause to be made, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction within five (5) Business Days from the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other commercially reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable, (ii) appropriate filings under any other Regulatory Law with respect to the Transaction as soon as reasonably practicable and (iii) any other necessary, proper or advisable registrations, filings and notices with respect to the Transaction. The filing fee for the Notification and Report Forms filed under the HSR Act and any other Antitrust Law filings in connection with the Transaction required pursuant to this Section 5.4(a) shall be borne by Buyer.

(b) As part of its Reasonable Efforts to cause the expiration or termination of the applicable waiting period under the HSR Act with respect to the Transaction, the Company and its Subsidiaries and Affiliates shall be required to (i) propose, negotiate, commit to, and/or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of assets, properties, or businesses of the Company or its Subsidiaries and (ii) change and/or modify any course of conduct regarding future operations of the Company or its Subsidiaries (the actions described in the foregoing clauses (i) and (ii), the “Divestiture Actions”); provided that, each of the foregoing Divestiture Actions shall be conditioned upon, and shall not be effective prior to, the consummation of the Closing. Notwithstanding the foregoing sentence or anything else in this Agreement to the contrary, in no event shall (i) the Buyer or its subsidiaries or Affiliates be required to take any Divestiture Actions (assuming for this purpose that references to the Company are references to the Buyer), (ii) the Company and its Subsidiaries and Affiliates be required to take any action Divestiture Actions that would result in a material impact on the Company’s or its Subsidiaries’ assets, properties, or businesses, or (iii) the Company or any of its Subsidiaries or Affiliates be permitted to take any Divestitures Action without the prior written consent of the Buyer unless (1) such Divestiture Action is valued at or below $50,000,000 individually or

$100,000,000 in the aggregate with all other Divestiture Actions the Company takes to cause the expiration or termination of the applicable waiting period under the HSR Act with respect to this Transaction, (2) the Company consults in good faith with the Buyer on any such Divestiture Action and (3) any such Divestiture Action, individually or in the aggregate, is limited solely to the assets, properties, and businesses of the Company and its Subsidiaries.

(c) In addition, if any action or proceeding is instituted challenging the Transaction as violating any Regulatory Law or if any decree, order, judgment, or injunction (whether temporary, preliminary, or permanent) is entered, enforced, or attempted to be entered or enforced by any Governmental Authority that would make the Transaction illegal or otherwise delay or prohibit the consummation of the Transaction, the Parties and their Affiliates shall have no obligation to take any action to contest, defend or litigate any such claim, cause of action, proceeding, decree, order, judgment or injunction.

(d) The Company and the Buyer shall each, in connection with obtaining HSR Clearance or any other requisite approvals and authorizations for the Transaction under Regulatory Law, use its Reasonable Efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any claim, action, suit or proceeding initiated by a private party, (ii) promptly notify the other of any substantive communication made or received by Buyer or the Company, as the case may be, from any Governmental Authority and of any communication received or given in connection with any claim, action, suit or proceeding by a private party, in each case regarding any of the Transaction, (iii) subject to applicable Law, permit the other a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting or conference with, the FTC, the DOJ or any other Governmental Authority or private party, and (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transaction unless, to the extent reasonably practicable, it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend or participate. Notwithstanding the foregoing, the Company and the Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 5.4(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or the Buyer, as the case may be) or its legal counsel. Each of the Company and the Buyer shall cause its respective counsel to comply with this Section 5.4(d). The Buyer shall, on behalf of the Parties, be entitled to direct and lead all communications, discussions, negotiations and strategy relating to obtaining HSR Clearance, subject to good faith consultation with the Company and the terms of this Section 5.4(d).

(e) During the period from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except as required by this Agreement and except as set forth in Section 5.4(e) of the Schedules, the Buyer and its controlled subsidiaries and its Affiliates shall not, without the prior written consent of the Company, enter into any acquisition, investment or partnership by the Buyer or any of its controlled subsidiaries or its Affiliates that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to consummate the Transaction. Without limiting the generality of the foregoing, none of the Buyer nor its Affiliates shall enter into a partnership agreement or investment arrangement acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so enter or acquire, any assets of or any equity in any other Person or any business or division thereof, if that acquisition or agreement would reasonably be expected to: (i) materially increase the risk of not obtaining approval under any Regulatory Law or the expiration or termination of any waiting period in connection with Antitrust Laws; (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transaction; or (iii) prevent or materially delay receipt of any Antitrust Law approval.

(f) Each of the Buyer and the Company agrees to, and to cause its respective controlled subsidiaries and Affiliates to, use Reasonable Efforts, and to cooperate with each other, to take, or cause to be taken, all actions, and to do, or cause to be done, as soon as reasonably practicable after the date hereof, all things necessary, appropriate or desirable to obtain consents and approvals and make notices required under the Material Contracts in connection with the Transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer or the Company or any of their respective controlled subsidiaries and Affiliates be required to, and none of the Company or any of its Subsidiaries or Affiliates may, without the prior written consent of the Buyer, make any payment, incur any liability, commence any litigation or make any concession to obtain any consents or approvals of third parties contemplated by this Section 5.4(f).

(g) For the purposes of this Section 5.4, the “Buyer” shall be deemed to include WBA and the Convertible Note Holder. For purposes of Section 5.4(a), (c) and (d), the “Company” shall be deemed to include each Signing Major Holder that is a Blocker.

5.5 Tax Matters.

(a) The Parties will employ the closing of the books method under section 706 of the Code and hereby consent to, and agree that the Buyer’s distributive share of the Company’s income, gain, loss, and deduction for the taxable year of the Company that includes the Closing Date shall be determined on the basis of an interim closing of the books of the Company as of the close of the business on such date, and shall not be based on a proration of such items for the entire taxable year.

(b) Prior to the completion of the Redemption, the Company shall cause each of the Redeeming Members to deliver to the Company and the Buyer a duly completed and executed IRS Form W-9 to the extent such Redeeming Member is legally entitled to provide such form. If any Redeeming Member does not deliver such a duly executed IRS Form W-9 prior to the Redemption, on the date of the Redemption the Company shall (i) deliver to the Buyer a statement pursuant to U.S. Treasury Regulations Section 1.1445-11T(d)(2)(i), if it is legally eligible to do so, and (ii) remit to Buyer any amounts that Buyer would be required to withhold under Section 1445 or Section 1446 of the Code with respect to any such Redeeming Members. If any Redeeming Member acquired their Redeemed Unit Equivalents after the Closing Date and prior to the completion of the Redemption, this Section 5.5(b) shall apply with respect to the transferor of such Redeemed Unit Equivalents rather than with respect to such Redeeming Member.

(c) The Parties agree that it is their intent that, for U.S. federal and state income tax purposes, (i) the Buyer shall be treated as purchasing the Redeemed Unit Equivalents from the Redeeming Members in exchange for the Redemption Amount (the “Across-the-Top Sale”) and (ii) the excess of the Purchase Price over the Redemption Amount shall be treated as contributed to the Company pursuant to Section 721(a) of the Code. For the avoidance of doubt, the transfer of the Note to the Company or the conversion of the Convertible Note pursuant to Section 7.25 shall not be treated as parts of the Across-the-Top Sale or the Blocker Sales Proceeds.

(d) The Buyer shall have the right to review and approve (such approval not to be unreasonably withheld or delayed) the basis adjustments under Section 743(b) of the Code with respect to the Across-the-Top Sale, provided, that the Parties agree that for purposes of Treasury Regulations Section 1.755-1, the fair market value of the Company’s assets other than “section 197 intangibles” shall not exceed the net book value (for financial accounting purposes) thereof.

(e) Pursuant to U.S. Treasury Regulation Sections 1.704-1(b)(2)(iv)(s)(1) and 1.704-1(b)(2)(iv)(f), the Company shall adjust the Gross Asset Values (as defined in the Amended and Restated Operating Agreement) of the Company’s assets to equal the gross fair market values of such assets, as determined by the Board, as of immediately after the conversion of the Convertible Note pursuant to Section 7.25, and immediately prior to the purchase of Class D Preferred Units pursuant to Section 2.1, and shall allocate any gain or loss attributable to such adjustments among the members of the Company in accordance with the Amended and Restated Operating Agreement and this Section 5.6, taking into account the Across-the-Top Sale.

(f) Each of the Parties shall file all required federal, state, and local income tax returns and related returns and reports in a manner consistent with the provisions of this Section 5.5 and shall maintain such reporting position unless otherwise required by a final determination that is binding on the applicable Party, provided, however, that nothing contained herein shall prevent any Party from entering into any settlement with the Internal Revenue Service or any other taxing authority with respect to the positions described in this Section 5.5, or require any Party to litigate before any court any challenge by the Internal Revenue Service or any other taxing authority with respect to the positions described in this Section 5.5.

5.6 Interim Operations of the Company.

(a) Except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement or as set forth in Schedule 5.6, the Company hereby covenants to Buyer that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement in accordance with ARTICLE VI, the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business and the Company shall, and shall cause its Subsidiaries to, use Reasonable Efforts to (A) preserve intact the present business organization of the Company and its Subsidiaries, (B) to keep available the services of their current officers and key employees and (C) to preserve relationships with customers, suppliers, distributors and others having business dealings with them, in each case, except with respect to any COVID-19 Measures. Buyer acknowledges and agrees that the Company or any of its Subsidiaries may determine it needs to take measures or will sustain impacts on its business as a result of COVID-19, and nothing herein shall prevent the Company or such Subsidiary from taking all reasonable measures (including any COVID-19 Measures) it deems fit in order to preserve its business as a result thereof, nor shall any such impact sustained by the Company be deemed as a breach of this Section 5.6.

(b) Without limiting the foregoing, except with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), as specifically contemplated by this Agreement (including any Divestiture Actions contemplated by Section 5.4(b)) or as set forth in Schedule 5.6, the Company hereby covenants to Buyer that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement in accordance with ARTICLE VI, the Company shall not and shall cause its Subsidiaries to not:

(i) amend their respective Organizational Documents or waive material rights thereunder;

(ii) split, combine or reclassify any equity interests;

(iii) (A) prior to the date that is seventy-five (75) days after the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction pursuant to Section 5.4(a), (1) issue, deliver or sell, or authorize the issuance, delivery or sale of, any equity interests or any securities or instruments convertible or exchangeable into equity interests other than pursuant to the Company’s Equity Incentive Plan (as defined in the Existing Operating Agreement), (2) amend any term of any existing equity interests, (3) repurchase or redeem any equity interests other than pursuant to the Company’s Equity Incentive Plan (as defined in the Existing Operating Agreement) or (4) declare, accrue or pay any dividend or other distribution with respect to any equity interests, in the case of the foregoing clause (4) other than (x) distributions between and/or among the Company and its Subsidiaries, (y) redemptions of Units pursuant to the Company’s Equity Incentive Plan (as defined in the Existing Operating Agreement) or (z) tax distributions to the members of the Company in the ordinary course of business consistent with past practice; and (B) after the date that is seventy-five (75) days after the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction pursuant to Section 5.4(a), (1) amend any term of any existing equity interests, (2) repurchase or redeem any equity interests other than pursuant to the Company’s Equity Incentive Plan (as defined in the Existing Operating Agreement) or (3) declare, accrue or pay any dividend or other distribution with respect to any equity interests, in the case of the foregoing clause (3) other than (x) distributions between and/or among the Company and its Subsidiaries, (y) redemptions of Units pursuant to the Company’s Equity Incentive Plan (as defined in the Existing Operating Agreement) or (z) tax distributions to the members of the Company in the ordinary course of business consistent with past practice;

(iv) commence any proceeding or file any petition in any court, or enter into or adopt any plan, relating to bankruptcy, reorganization, insolvency, winding-up, dissolution, liquidation or relief for debtors, make any assignment for the benefit of creditors or apply for the appointment of a custodian, receiver or trustee;

(v) enter into any line of business that is not a Covered Business (as defined in the Positioning Agreement);

(vi) lend money to, or forgive any indebtedness of, any Person;

(vii) (A) prior to the date that is seventy-five (75) days after the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction pursuant to Section 5.4(a), (1) incur or modify any indebtedness (other than borrowings under existing lines of credit) in an amount exceeding $50,000,000 individually or $100,000,000 in the aggregate or (2) grant or permit to exist any Lien on any assets, properties or rights with fair market value exceeding $50,000,000 individually or $100,000,000 in the aggregate; and (B) after the date that is seventy-five (75) days after the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction pursuant to Section 5.4(a), (1) incur or modify any indebtedness (other than borrowings under existing lines of credit) in an amount exceeding $500,000,000 individually or $1,000,000,000 in the aggregate or (2) grant or permit to exist any Lien on any assets, properties or rights with fair market value exceeding $500,000,000 individually or $1,000,000,000 in the aggregate;

(viii) (A) prior to the date that is seventy-five (75) days after the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction pursuant to Section 5.4(a), purchase, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease (as lessee), directly or indirectly, any businesses or assets, other than acquisitions with a purchase price that does not exceed $75,000,000 individually or $200,000,000 in the aggregate; and (B) after the date that is seventy-five (75) days after the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction pursuant to Section 5.4(a), purchase, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease (as lessee), directly or indirectly, any businesses or assets, other than acquisitions with a purchase price that does not exceed $500,000,000 individually or $1,000,000,000 in the aggregate;

(ix) (A) prior to the date that is seventy-five (75) days after the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction pursuant to Section 5.4(a), sell, lease (as lessor) or otherwise transfer any businesses or assets, other than in an amount with fair market value not to exceed $50,000,000 individually or $100,000,000 in the aggregate; and (B) after the date that is seventy-five (75) days after the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction pursuant to Section 5.4(a), sell, lease (as lessor) or otherwise transfer any businesses or assets, other than in an amount with fair market value not to exceed $500,000,000 individually or $1,000,000,000 in the aggregate;

(x) change methods of accounting, except as required by concurrent changes in GAAP;

(xi) except as otherwise required by Law, prepare or file any U.S. federal income Tax Return or other material income Tax Return inconsistent with past practice, file any amended U.S. federal income Tax Return or other material income Tax Return, make or change any material Tax election in a manner inconsistent with past practice, change any annual tax accounting period, adopt or change any material method of tax accounting, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit or assessment; or

(xii) agree or commit to do any of the foregoing.

5.7 No Solicitation. Notwithstanding anything to the contrary set forth in the Securities Purchase Agreement, the Existing Operating Agreement or any other agreement to which the Company is a party or bound, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, (a) the Company shall not, and shall cause each of the Covered Subsidiaries and its representatives not to, and (b) the Signing Major Holders shall not, and shall cause their respective representatives not to, without the written consent of the Buyer, directly or indirectly, (i) solicit, initiate, seek, induce or knowingly encourage or facilitate, or take any action to solicit, initiate, seek, induce or knowingly encourage or facilitate, any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal, (iii) furnish to any Person any information that the Company believes or should reasonably know would likely be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, letter of intent, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal or Sale of the Company or any matter related thereto for approval or agreement by the Board or the equityholders of the Company or approve or consent to any Acquisition Proposal or Sale of the Company, (vi) pursue, enter into, complete, approve or consent to (including permitting the Board to approve or consent to) an IPO or take any of the actions set forth in the foregoing clauses (i) through (v) as they relate to any IPO or proposal or inquiry in connection therewith or (vii) resolve, propose or agree to do any of the foregoing. Between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, within 24 hours after receipt by the Company or any of the Covered Subsidiaries, or becoming aware of receipt by any of the Signing Major Holders or the respective representatives of the Company and the Signing Major Holders, of any Acquisition Proposal or any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, advise the Buyer in reasonable detail writing of the same. For the avoidance of doubt, this Section 5.7 shall not apply to the Transaction Agreements and the transactions contemplated by the Transaction Agreements.

5.8 Register of Members. At the Closing, the Company shall take any and all actions necessary to reflect the Purchased Class D Preferred Units and their ownership by the Buyer on Exhibit A to the Amended and Restated Operating Agreement.

5.9 Accounting Matters. If, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, WBA has a good faith belief based on the advice of a national accounting firm that it will not, following the Closing, be able to consolidate the Company or VMD Corporation, respectively, for purposes of WBA’s consolidated financial statements for any reason, the Parties agree to use their Reasonable Efforts to consult and cooperate in good faith with each other with respect to discussing, proposing, developing and implementing potential actions to be taken (including relating to the corporate governance of the Company or VMD Corporation, respectively) in order to permit WBA to consolidate the Company or VMD Corporation, respectively, for purposes of WBA’s consolidated financial statements; provided, however, that (a) it is acknowledged and agreed that neither the Company, nor VMD Corporation, shall be required to agree to any amendment, waiver or action that would materially impact its rights or obligations related to the Transaction Agreements or its Organizational Documents and (b) the implementation of any such potential actions shall not be a condition to the Closing.

5.10 Blocker Sales. Upon the written election of a Blocker delivered to the Company and Buyer not later than three (3) Business Days after the date hereof, the Parties shall, prior to the Closing, implement and consummate the transactions contemplated by the Partial Blocker Sale Term Sheet with respect to the applicable Blocker Seller and Blocker. In furtherance of the foregoing, (a) the Company and the electing Blocker shall cause their respective Affiliates to, implement the Blocker Reorganization (as defined in the Partial Blocker Sale Term Sheet) with respect to such Blocker and (b) following the satisfaction of clause (a), the Parties shall consummate the transactions contemplated by each Blocker Equity Purchase Agreement (as defined in the Partial Blocker Sale Term Sheet) with respect to such Blocker. Notwithstanding anything to the contrary set forth herein or in the Partial Blocker Sale Term Sheet, the amount of Blocker Sales Proceeds that the Buyer pays to the Blocker Sellers shall not, in the aggregate, exceed an amount equal to $1,000,000,000.

5.11 WBA Board Seat. The Founders (as defined in the Existing Operating Agreement) shall identify to the Buyer their proposed appointee to the board of directors of WBA (who shall be a member of the Board) no later than ten (10) days after the date hereof, and the Founders shall use Reasonable Efforts to provide all required background information requested by WBA as soon as reasonably practicable after the date hereof, but no later than ten (10) days prior to the Closing. If the Nominating and Governance Committee of the board of directors of WBA does not approve the Founders’ proposed appointee, the Founders shall select a different proposed appointee (who shall be a member of the Board) and provide the required background information requested by WBA as soon as reasonably practicable and this process will repeat until an appointee selected by the Founders is approved by the Nominating and Governance Committee of the board of directors of WBA.

5.12 Delegation of Power and Authority. Prior to the Closing, the Buyer, the Convertible Note Holder and the Company shall discuss in good faith and agree upon the terms of a delegation to the officers of the Company the power and authority to approve, in the name of and on behalf of the Company, the matters set forth thereon, subject to (a) the good faith exercise of the fiduciary duties of the directors of the Company, (b) applicable exchange rules and law and (c) the terms and conditions set forth on Schedule 5.12. Such delegation shall be adopted by the Board and effective as of the Closing, subject to amendment only by the approval or consent of Special Board Approval (as defined in the Amended and Restated Operating Agreement).

5.13 Annual Accounting Period. No later than the earlier of (a)(i) if the Closing occurs on or prior to December 31, 2021, January 1, 2022, (ii) if the Closing occurs between January 1, 2022 and March 31, 2022, April 1, 2022 and (iii) if the Closing occurs on or after April 1, 2022, as soon as reasonably promptly thereafter and (b) the Closing, if an Initial Public Offering (as defined in the Amended and Restated Operating Agreement) is consummated prior to the Closing, the Company shall adopt an annual accounting period ending on August 31 and, if and when required pursuant to Treasury Regulations Section 1.706-1(b)(2)(i) (and not, for the avoidance of doubt, the exceptions under Treasury Regulations Section 1.706-1(b)(2)(ii)), a taxable year ending on August 31 (or, if ever different, on the date on which the annual accounting period of the Buyer ends), in each case in accordance with and subject to the terms of the Amended and Restated Operating Agreement.

5.14 D&O Insurance. Following the date hereof, the Buyer and the Company shall consider and discuss in good faith the feasibility of adding as a named insured and covering the Buyer and the Convertible Note Holder and their respective Affiliates under the policy of directors’ and officers’ liability insurance (or any similar policy of insurance) of the Company and its Subsidiaries. If feasible and commercially reasonable, following the date hereof, the Buyer and the Company shall discuss, agree upon and implement in good faith the addition as a named insured and coverage of the Buyer and the Convertible Note Holder and their respective Affiliates under the policy of directors’ and officers’ liability insurance (or any similar policy of insurance) of the Company and its Subsidiaries. If the Buyer and the Convertible Note Holder and their respective Affiliates are added as a name insured and to the coverage of the policy of directors’ and officers’ liability insurance (or any similar policy of insurance) of the Company and its Subsidiaries, the Buyer shall reimburse the Company for any incremental cost to making such changes to such policy.

5.15 Tax Year. If (a) the Closing Date occurs (or the Buyer reasonably anticipates in good faith that the Closing Date may occur) on or before January 1, 2022 and (b) as of January 1, 2022 (or the Buyer reasonably anticipates in good faith that as of January 1, 2022), the taxable year of the Company as determined pursuant to Section 706(b)(4) of the Code would not reasonably be expected to end on August 31, 2022 then, if requested by the Buyer, the Parties shall consult and cooperate with respect to, and use commercially reasonable efforts to implement and take, such actions (including the Company offering to sell and issue additional Class D Preferred Units to the Buyer upon the same terms of this Agreement at the Closing) as may be reasonably required to cause the Company’s majority interest taxable year (as defined in Section 706(b)(4)(A) of the Code) for the period beginning on January 1, 2022 to reasonably be expected to end on August 31.

ARTICLE VI

TERMINATION

6.1 Termination Prior to Closing. Subject to Section 6.2, this Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Company;

(b) by either the Company or the Buyer, if a Governmental Authority shall have issued or enacted any Law, Order or other legal requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Law, Order or other legal requirement is final and nonappealable, as applicable;

(c) by either the Company or the Buyer, if the Closing shall not have occurred on or before July 14, 2022 (the “Outside Date”); provided, that (i) if, on the Outside Date, all of the conditions set forth in Section 5.1, Section 5.2 and Section 5.3 shall have been satisfied or waived other than the conditions set forth in Section 5.1(a) (to the extent any such Restraint is in respect of, or any such Law is, an Antitrust Law) or Section 5.1(b) and those conditions that by their nature are to be satisfied at the Closing (if such conditions would reasonably be expected to be satisfied or validly waived were the Closing to occur at such time), either Buyer or the Company, upon delivery of written notice to the other, may extend the Outside Date pursuant to this Section 6.1(c) for up to two (2) separate 90-day periods (and in such case, the Outside Date, as so extended, shall be the “Outside Date” for purposes of this Agreement) and (ii) neither Buyer nor the Company shall be permitted to terminate this Agreement pursuant to this Section 6.1(c) if the failure to consummate the Closing by the Outside Date results from a material breach by the party desiring to terminate this Agreement of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Buyer or its respective permitted assignee hereunder (other than a Buyer Default) determined by a final and non-appealable judgment or decree of any court of competent jurisdiction, such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied as of the Closing; provided, that if such breach is curable prior to the Closing through the exercise of Reasonable Efforts, then the Company may not terminate this Agreement under this Section 6.1(d) prior to thirty (30) days following the receipt of written notice from the Company to the Buyer of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 6.1(d) if (i) such breach by the Buyer is cured such that such conditions would then be satisfied as of the Closing or (ii) the Company is in breach of this Agreement such that the conditions set forth in Section 5.2(a), Section 5.2(b) or Section 5.2(c) would not be satisfied as of the Closing);

(e) by the Company, upon the Buyer failing to pay, and failing to cause to be paid, the Company the Purchase Price as provided in Section 2.2 within five (5) Business Days of it becoming due and payable at the Closing hereunder for the Class D Preferred Units in accordance with the terms of this Agreement and for so long as such failure to pay is ongoing (a “Buyer Default”); or

(f) by the Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company determined by a final and non-appealable judgment or decree of any court of competent jurisdiction, such that the conditions set forth in Section 5.2(a), Section 5.2(b) or Section 5.2(c) would not be satisfied as of the Closing; provided, that if such breach is curable prior to the Closing through the exercise of Reasonable Efforts, then the Buyer may not terminate this Agreement under this Section 6.1(f) prior to thirty (30) days following the receipt of written notice from the Buyer to the Company of such breach (it being understood that the Buyer may not terminate this Agreement pursuant to this Section 6.1(f) if such breach by the Company is cured such that such conditions would then be satisfied as of the Closing).

6.2 Notice of Termination; Effect of Termination.

(a) If the Company or the Buyer wishes to terminate this Agreement and abandon the Transaction pursuant to Section 6.1, then such Party shall deliver to the Buyer or the Company, respectively, a prior written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is so terminating this Agreement. Subject to the terms of Section 6.1, any such termination of obligations under Section 6.1 above will be effective immediately upon the delivery of such valid written notice of the terminating Party to such other Party. In the event of the termination of this Agreement in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or the Company or their respective employees, officers, directors, equityholders or Affiliates; provided that the provisions of this Section 6.2 and ARTICLE VII (other than Section 7.11, Section 7.16, Section 7.23 and Section 7.25; provided, however, that in the circumstances in which the Buyer Termination Fee is payable under the terms of this Agreement, Section 7.23 shall survive until the Company’s receipt of the Buyer Termination Fee) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VI; provided, further, that nothing herein shall relieve any Party from liability for any fraud or willful and intentional breach of this Agreement by such Party prior to such termination.

(b) If Buyer or the Company terminates this Agreement pursuant to (i) Section 6.1(b) solely in the event that an Order results in a permanent Restraint pursuant to an Antitrust Law, and no breach by the Company of its obligations under this Agreement was the principal cause of the imposition of such Order, or (ii) Section 6.1(c) and, at the time of such termination pursuant to this clause (ii), one or more of the conditions set forth in Section 5.1(a) (to the extent any such Restraint is in respect of, or any such Law is, an Antitrust Law) or Section 5.1(b), have not been satisfied or waived, and, in each case of a termination pursuant to clause (i) or (ii) above, (A) at the time of such termination all of the other conditions set forth in Section 5.1, Section 5.2 and Section 5.3 have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time)) and (B) no breach by the Company of its obligations under this Agreement was the principal cause of the failure to be satisfied of the applicable condition, then, within three (3) Business Days after such termination, Buyer shall pay, or cause to be paid, to the Company an amount equal to $150,000,000 in cash (the “Buyer Termination Fee”).

(c) In the event any amount is payable by Buyer pursuant to Section 6.2(b), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company prior thereto. Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer be obligated to pay the Buyer Termination Fee on more than one occasion.

(d) Each Party acknowledges that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Each Party further acknowledges that the Buyer Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which the Buyer Termination Fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, upon the Company’s receipt of the full Buyer Termination Fee pursuant to this Section 6.2 in circumstances in which the Buyer Termination Fee is payable, (i) none of Buyer, any subsidiary or Affiliate of Buyer or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents (collectively, the “Buyer Related Parties”) shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, and (ii) in such circumstances, such payment of the Buyer Termination Fee shall be the sole and exclusive remedy under this Agreement of the Company, any subsidiary or Affiliate of the Company and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates, agents or other representatives and any other Persons, which shall have no right, and hereby irrevocably waive any such right, to make or assert any claim against any Person (including the Buyer Related Parties) for any Losses suffered or incurred arising out of or in connection with this Agreement, the termination of this Agreement, the termination or abandonment of any of the transactions contemplated by this Agreement or any circumstance giving rise to the termination of this Agreement in which the Buyer Termination Fee is payable under the terms of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Survival of Warranties. With respect to the representations and warranties of the Company contained in ARTICLE III hereof or the Buyer contained in ARTICLE IV hereof, such representations and warranties shall survive the Closing Date until twelve (12) months following the Closing Date; provided, however, (i) the representations and warranties in Sections 3.15(b) – 3.15(d) shall survive until the date which is thirty (30) days after the date upon which the applicable statute of limitations expires and (ii) the Company Fundamental Representations and Buyer Fundamental Representations shall survive indefinitely.

7.2 Notices, Consents, Etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing (including via email) and shall be deemed properly served if and when (a) sent via email, (b) delivered by hand, or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses or email addresses as set forth below or at such other addresses as may be furnished in writing.

(i)	If to the Company:

Village Practice Management Company, LLC

125 S. Clark Street, Suite 900

Chicago, Illinois 60603

Attention: Wendy Rubas

Email: wrubas@villagemd.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Nathan Ajiashvili

                  John Giouroukakis

                  Daniel Hoffman

Email: nathan.ajiashvili@lw.com

            john.giouroukakis@lw.com

            daniel.hoffman@lw.com

(ii)	If to the Buyer, the Convertible Note Holder or WBA:

c/o Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Attention: Danielle Gray

Email: Danielle.gray1@wba.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Chris E. Abbinante

                  Joseph P. Michaels

Email: cabbinante@sidley.com

            joseph.michaels@sidley.com

Date of service of such notice shall be (w) the date that an email is sent, (x) the date such notice is delivered by hand, (y) one (1) business day following the delivery by express overnight delivery service, or (z) three (3) days after the date of mailing if sent by certified or registered mail.

7.3 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

7.4 Assignment; Successors. Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any Party, except with the prior written consent of the Company and the Buyer; provided, however, that the Buyer shall be entitled to assign all or a portion of its rights and obligations hereunder to one or more of its Affiliates that agree to assume the Buyer’s obligations hereunder, provided that (i) the assignee is legally entitled to provide the Company a duly executed IRS Form W-9, (ii) the Buyer remains obligated to perform its obligations hereunder to the extent not performed by such assignee and (iii) the transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code, and any related regulations. Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and assigns.

7.5 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission (including electronic mail, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

7.6 Expenses. Except as expressly set forth herein or in the other Transaction Agreements, each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Transaction Agreements and other costs incurred in completing the Transaction.

7.7 Governing Law. This Agreement shall be construed and governed in accordance with the Laws of the State of Delaware, without regard to its Laws regarding conflicts of Law.

7.8 Headings. The article and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

7.9 Entire Agreement. This Agreement, the preamble and recitals to this Agreement, the Schedules and the Exhibits attached hereto (all of which shall be deemed incorporated in this Agreement and made a part hereof), together with the other Transaction Agreements, set forth the entire understanding of the Parties with respect to the Transaction, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.

7.10 Third Parties. Except as provided in this ARTICLE VII, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, any rights or remedies under or by reason of this Agreement.

7.11 Disclosure Generally.

(a) All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules; provided, however, that information furnished in any particular Schedule shall be deemed to be included in another Schedule only if it is readily apparent that such information has application to such other Schedule notwithstanding the absence of a cross-reference contained therein.

(b) At least five (5) Business Days prior to the Closing, or such shorter period with the prior written consent of the Buyer (not to be unreasonably withheld, conditioned or delayed), the Company shall provide to the Buyer a supplement or amendment to, or amended version of, any applicable Schedule, including reflecting any development or update occurring prior to the Closing Date since the date hereof, together with supporting materials or information in a reasonable amount of detail; provided that such supplement or amendment to the applicable Schedule shall be provided solely for informational purposes except to the extent such supplement or amendment would result in any representation and warranty in ARTICLE III being untrue or incorrect such that the condition set forth in Section 5.2(a) would not be satisfied at the Closing; provided, however, that the following updates to the Schedules shall be deemed to be provided for informational purposes only and the Buyer shall not have a right to terminate this Agreement pursuant to Section 6.1(f) solely as a result of such update: (i) updates to provide copies of new or amended Organizational Documents of the Company; (ii) updates to informational listings previously contained in Schedule 3.3(a)(ii) that relate to issuances, transactions or other arrangements approved by the Board and in accordance with the terms hereof; (iii) updates to provide copies of new or amended Organizational Documents of any Subsidiary; and (iv) updates to informational listings previously contained in Schedule 3.4(a) or (b) to account for new Subsidiaries or changing capitalization of existing Subsidiaries after the date hereof. Following the Closing, the Buyer shall also be precluded from asserting any claims for damages against the Company based upon any failure of the representations and warranties contained in ARTICLE III to be true or correct by reason of any such development or update so disclosed.

(c) In the event that there are any Subsidiaries of which the Company owns, directly or indirectly, a majority of equity interests or voting power other than the Covered Subsidiaries, each of the representations, warranties, agreements, covenants and obligations herein that relate to the Covered Subsidiaries shall be deemed to apply equally to such Subsidiaries. In the event that the Company has any subsidiary other than the Subsidiaries, each of the representations, warranties, agreements, covenants and obligations herein that relate to the Subsidiaries shall be deemed to apply equally to such subsidiaries.

7.12 Acknowledgment by the Buyer. The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Company and the Subsidiaries. In making its determination to proceed with the Transaction, the Buyer has relied and will rely solely on the results of its own independent investigation and verification and the limited representations and warranties of the Company expressly and specifically set forth in the Transaction Agreements, including the Schedules attached hereto. SUCH REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO THE BUYER IN CONNECTION WITH THE TRANSACTION, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY OTHER REPRESENTATION OR WARRANTY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE COMPANY OR THE SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THE TRANSACTION AGREEMENTS (INCLUDING THE SCHEDULES ATTACHED HERETO) WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTION. The Buyer further acknowledges that, except as set forth in the Transaction Agreements (including the Schedules attached hereto), no promise or inducement for this Agreement was offered by the Company or any of its representatives or relied upon by the Buyer. NONE OF THE FOREGOING IN THIS SECTION 7.12 LIMITS OR MODIFIES IN ANY WAY THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN ARTICLE III OF THIS AGREEMENT NOR THE RIGHT OF THE BUYER TO RELY THEREON.

7.13 Interpretive Matters. Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the term “including” means by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

7.14 Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of the state or federal courts located in Delaware, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 7.2. Nothing in this Section 7.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

7.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

7.16 Specific Performance. Subject to Section 6.2(d), the Parties agree that if any provision of this Agreement (including, but not limited to, the Buyer’s obligation to purchase the Class D Preferred Units, Buyer’s obligation to pay the Buyer Termination Fee, and WBA’s obligations pursuant to Section 7.23) is not performed in accordance with its terms or is otherwise breached, irreparable harm will occur and no adequate remedy at law would exist. Subject to Section 6.2(d), the Parties therefore agree that the Party or Parties shall be entitled to the remedy of specific performance to enforce the terms and provisions of this Agreement, this being in addition to any other remedies that may be available at law or in equity by reason of such breach. Subject to Sections 6.2(d), 7.7 and 7.14, each of the Company, the Buyer and WBA hereby agree not to assert or raise as an objection or defense that the equitable remedy of specific performance to prevent, restrain, or remedy breaches or threatened breaches of the provisions of this Agreement contrary to law or inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy for any such breach, or that this Section 7.16 is unenforceable or invalid for any reason.

7.17 Public Announcements. No Party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transaction without the prior consent of the Company and the Buyer , which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any public announcement to the extent that such Party determines such action to be required by Law, in which case the Party making such determination will, if practicable in the circumstances, use Reasonable Efforts to allow the Company and the Buyer reasonable time to comment on such release or announcement in advance of its issuance. For the avoidance of doubt, WBA shall be permitted to share such information regarding the Agreement and the Transaction with its rating agencies of the type customarily shared with rating agencies, subject to customary confidentiality procedures. The Company will provide Buyer a draft of any filings pursuant to Regulation D of the Securities Act in advance of filing for review by Buyer.

7.18 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party to such action shall be entitled to reasonable and documented out-of-pocket attorneys’ fees, costs and necessary disbursements (the “Enforcement Costs”) in addition to any other relief to which such party may be entitled.

7.19 No Commitment for Additional Financing. The Company acknowledges and agrees that the Buyer has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the Transaction as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Buyer and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Buyer shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

7.20 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

7.21 Amendments and Waivers. Any term of this Agreement may be amended, modified or waived only with the written consent of the Company and the Buyer. Any amendment or waiver effected in accordance with this Section 7.21 shall be binding upon the Buyer and each transferee of the Securities, each future holder of all such Securities, and the Company.

7.22 Termination of Certain Provisions. Effective immediately as of the date hereof, Section 6.3 of the Securities Purchase Agreement is hereby terminated and of no further force or effect. Subject to and effective upon the Closing, Sections 6.4, 6.5, 6.6, 8.22, 8.23 and 8.24 of the Securities Purchase Agreement are hereby terminated and of no further force or effect.

7.23 WBA Guaranty; WBA Matters.

(a) To induce the Company to enter into this Agreement, intending to be legally bound hereby, WBA hereby absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual performance and discharge of the obligations of the Buyer to purchase the Class D Preferred Units, to pay the Buyer Termination Fee in circumstances in which the Buyer Termination Fee is payable and to pay Enforcement Costs to the Company in accordance with this Agreement, if, as and when due. WBA promises and undertakes to make all payment required pursuant to this Section 7.23 free and clear of any deduction, offset, claim or counterclaim of any kind (other than defenses and claims that are available to the Buyer under this Agreement). This Section 7.23 is an unconditional and continuing guarantee of performance and payment and not of collection, and the Company shall not be required to proceed against the Buyer first before proceeding against WBA hereunder. Notwithstanding the foregoing, nothing in this Section 7.23 shall or shall be deemed to expand or otherwise modify any liabilities or obligations of the Buyer pursuant to this Agreement or create or expand any liabilities of the Buyer other than as expressly set forth in this Agreement.

(b) WBA hereby agrees to be bound by, observe and comply with the terms and provisions of Article IV, Section 5.4 and Article VII.

7.24 Signing Major Holder Support.

(a) The Signing Major Holders hereby represent and warrant to the Buyer that they have (i) caused to be waived, in writing, any preemptive, purchase or other similar rights held by them with respect to the Purchased Class D Preferred Units and the transactions contemplated by the Transaction Agreements (as well as any issuances of equity securities by the Company to be completed due to any validly exercised preemptive, purchase or other similar rights of any of the unitholders of the Company with respect to the Purchased Class D Preferred Units and the transactions contemplated by the Transaction Agreements), (ii) provided their affirmative vote or written consent in favor of the transactions contemplated by the Transaction Agreements to which the Company is a party and the adoption and approval of the Transaction Agreements to which the Company is a party and the terms thereof and (iii) provided their affirmative vote or written consent that the transactions contemplated by the Transaction Agreements do not constitute, and shall not be treated as, a Sale of the Company, a Liquidation Transaction or a Major Event (each as defined in the Existing Operating Agreement) under the terms of the Existing Operating Agreement. Each Signing Major Holder hereby agrees, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, at any meeting of the members or unitholders of the Company at and in any action by written consent of the members or unitholders of the Company under which the following matters are submitted for consideration and vote, unless otherwise directed in writing by the Buyer, to cause its Unit Equivalents to be voted (to the extent such Unit Equivalents are entitled to vote): (A) in favor of (1) the transactions contemplated by the Transaction Agreements to which the Company is a party and the adoption and approval of the Transaction Agreements to which the Company is a party and the terms thereof, (2) each of the other actions contemplated by the Transaction Agreements to which the Company is a party and (3) any action in furtherance of any of the foregoing; and (B) against any action, proposal, agreement or transaction that would be contrary to the matters described in the foregoing clause (A) or would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Transaction Agreements to which the Company is a party.

(b) At the Closing, each Signing Major Holder hereby agrees to execute and deliver (i) the Amended and Restated Operating Agreement and (ii) if he, she or it is contemplated to be a party, the Investors’ Rights Agreement.

(c) Each Signing Major Holder that is a Blocker hereby (i) permanently and irrevocably waives all rights with respect to the Redemption under Sections 8.5 and 8.6 of the Existing Operating Agreement and Section 8.5 and 8.6 of the Amended and Restated Operating Agreement on behalf of itself and all others who may hold any such rights, (ii) permanently and irrevocably waives all rights with respect to the Redemption under Sections 8.9 of the Existing Operating Agreement and Section 8.9 of the Amended and Restated Operating Agreement on behalf of itself and all others who may hold any such rights and (iii) agrees that if it elects to participate in the Redemption, it shall sell Units to the Company and not Blocker Equities (as defined in the Partial Blocker Sale Term Sheet).

(d) Town Hall Ventures (as defined in the Existing Operating Agreement) hereby permanently and irrevocably waives all rights it or Town Hall Ventures Blocker may have with respect to the Redemption under the THV Tag-Along Agreement.

(e) Each Signing Major Holder hereby represents and warrants to the Buyer as of the date hereof and the Closing Date that the representations and warranties contained in Section 4.1, Section 4.2, Section 4.3 and Section 4.4, read as if such Signing Major Holder were the Buyer, mutatis mutandis, as applicable, are true and complete as of the date hereof and the Closing Date.

(f) Each Signing Major Holder hereby agrees to be bound by, observe and comply with the terms and provisions of Section 5.7, Section 5.9, Section 5.10, Section 7.28 and ARTICLE VII.

(g) Each Signing Major Holder that is a Blocker hereby agrees to be bound by, observe and comply with the terms and provisions of Section 5.4(a), (c) and (d) and Section 5.10.

(h) Each Founder (as defined in the Existing Operating Agreement) hereby agrees to be bound by, observe and comply with the terms and provisions of Section 5.11.

7.25 Convertible Note; Interim Period Additional Issuances; Convertible Note Holder Matters.

(a) The Company and the Convertible Note Holder hereby agree that, effective immediately prior to the purchase of Class D Preferred Units pursuant to Section 2.1, but subject to the occurrence of the Closing, the Outstanding Amount (as defined in the Convertible Note) shall convert into 1,352,103 Class C-3 Preferred Units and 1,352,103 Common Units upon the terms set forth in Section 5 of the Convertible Note other than as set forth herein, and all other rights, title and interest arising under the Convertible Note shall be canceled, released, extinguished and of no further force or effect, and the Convertible Note Holder shall accept such number of Class C-3 Preferred Units and Common Units in full satisfaction and accord of all amounts previously payable under the Convertible Note. Subject to and effective upon the Closing, (a) the Company hereby waives any right to an Optional Conversion Notice (as defined in the Convertible Note) or any other notice with respect to such conversion and (b) the Convertible Note Holder hereby waives any right to notice (whether pursuant to the Convertible Note or otherwise) of the consummation of the transactions contemplated hereby. Concurrently with the issuance by the Company to the Convertible Note Holder of the number of Class C-3 Preferred Units and Common Units set forth above, the Convertible Note Holder shall deliver the Convertible Note to the Company for cancellation by the Company. Notwithstanding the foregoing, the conversion, cancellation, release and extinguishment of the Convertible Note upon the Closing is effective upon the issuance of the number of Class C-3 Preferred Units and Common Units set forth above whether or not the Convertible Note is delivered to the Company. Notwithstanding anything set forth to the contrary in the Convertible Note or elsewhere, during the period from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, the Company shall not, and shall not be permitted to, prepay any portion of the Outstanding Amount or the Convertible Note.

(b) In the event that the Company issues Additional Securities (as defined in the Existing Operating Agreement) in accordance with Section 5.6 and the Convertible Note Holder or any of its permitted transferees exercises its right to purchase certain of such Additional Securities pursuant to Section 3.3 of the Existing Operating Agreement, the Buyer shall have the right, but not the obligation, to elect to (i) reduce the Cash Purchase Price by the aggregate purchase price that the Convertible Note Holder or its permitted transferee paid for such Additional Securities and (ii) reduce the Purchased Class D Preferred Units by the number of equivalent Additional Securities purchased by the Convertible Note Holder or its permitted transferee, in each case without any action of any other Party.

(c) The Convertible Note Holder hereby permanently and irrevocably waives all rights it may have with respect to the Redemption under Sections 8.5 and 8.6 of the Existing Operating Agreement and Section 8.5 and 8.6 of the Amended and Restated Operating Agreement on behalf of itself and, to the extent permitted, all others who may hold any such rights.

(d) The Convertible Note Holder hereby agrees to be bound by, observe and comply with the terms and provisions of Article IV, Section 5.4, Section 5.12 and Article VII.

7.26 Buyer Matters. The Buyer hereby permanently and irrevocably waives all rights it may have with respect to the Redemption under Sections 8.5 and 8.6 of the Existing Operating Agreement and Section 8.5 and 8.6 of the Amended and Restated Operating Agreement on behalf of itself and, to the extent permitted, all others who may hold any such rights.

7.27 Other Additional Issuances.

(a) If the Closing occurs, thereafter until the consummation of a Qualified IPO (as defined in the Amended and Restated Operating Agreement), in connection with any issuance of M&A Securities or Strategic Partnership Securities, the Company shall afford the Buyer and the Convertible Note Holder preemptive rights under Section 3.3 of the Amended and Restated Operating Agreement with respect to any such issuance notwithstanding that M&A Securities and Strategic Partnership Securities are Excluded Securities (as defined in in the Amended and Restated Operating Agreement).

(b) If any Eligible Member exercises its preemptive rights pursuant to Section 3.3 of the Existing Operating Agreement with respect to the Class D Preferred Units to be sold pursuant to this Agreement (a “Rights Exercise”), the Parties shall, and shall cause their respective Affiliates to, (i) (A) amend the Company’s Organizational Documents to provide for the authorization of a sufficient number of Class D Preferred Units necessary to allow for the Rights Exercise and (B) consummate a Rights Exercise; (ii) offer the Buyer the opportunity to purchase additional Class D Preferred Units from the Company as if any Class D Preferred Units purchased in connection with the Rights Exercise were Additional Securities under Section 3.3 of the Amended and Restated Operating Agreement; and (iii) if the Buyer duly elects to exercise its right to purchase additional Class D Preferred Units pursuant to clause (ii) above, (x) amend the Company’s Organizational Documents to provide for the authorization of a sufficient number of Class D Preferred Units necessary to allow for the issuance and sale of such additional Class D Preferred Units to the Buyer and (y) consummate such issuance and sale.

7.28 Further Assurances. Between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Buyer, the Company and the Signing Major Holders agree to use their Reasonable Efforts to consult and cooperate in good faith with each other with respect to considering and taking actions reasonably necessary to carry out the intent and accomplish the purposes of the transactions contemplated by the Transaction Agreements (other than this Agreement). Following the Closing, each of the Buyer, the Company and the Signing Major Holders agrees to, and to cause his, her or its respective controlled subsidiaries and Affiliates to, execute and deliver such additional documents, instruments and assurances and take such other actions as the other may reasonably deemed necessary or desirable and request to carry out, give effect to or evidence the transactions completed pursuant to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Class D Preferred Unit Purchase Agreement on the date first written above.

THE BUYER

WBA ACQUISITION 4, LLC

By:	/s/ Rosalind Brewer

Name:	Rosalind Brewer
Title:	Chief Executive Officer, Walgreens Boots Alliance, Inc.

THE CONVERTIBLE NOTE HOLDER

Solely with respect to Sections 7.22 and 7.25:

WBA FINANCIAL, LLC

By:	/s/ Rosalind Brewer

Name:	Rosalind Brewer
Title:	Chief Executive Officer,
Walgreens Boots Alliance, Inc.

WBA

Solely with respect to Sections 5.4, 7.22 and 7.23:

WALGREENS BOOTS ALLIANCE, INC.

By:	/s/ Rosalind Brewer

Name:	Rosalind Brewer
Title:	Chief Executive Officer

[Signature page to Class D Preferred Unit Purchase Agreement]

THE COMPANY

VILLAGE PRACTICE MANAGEMENT COMPANY, LLC, a Delaware limited liability company

By:	/s/ Timothy M. Barry

Name:	Timothy M. Barry
Title:	Chief Executive Officer

[Signature page to Class D Preferred Unit Purchase Agreement]

SIGNING MAJOR HOLDERS

Solely with respect to Section 7.24:

CLIVE FIELDS

By:	/s/ Clive Fields

PBGC PARTNERS, LP

By:	/s/ Clive Fields

Name:	Clive Fields
Title:	Managing Member

ROSS LEVINE

By:	/s/ Ross Levine

RLBG I, LLC

By:	/s/ Ross Levine

Name:	Ross Levine
Title:	Managing Member

BRIGHTON STREET PARTNERS, LLC

By:	/s/ Paul Martino

Name:	Paul Martino
Title:	Managing Member

[Signature page to Class D Preferred Unit Purchase Agreement]

BEAR MOUNTAIN ENTERPRISES, LLC

By:	/s/ Timothy M. Barry

Name:	Timothy M. Barry
Title:	Manager

STEVE SHULMAN

By:	/s/ Steve Shulman

Name:	Steve Shulman

Solely with respect to Section 5.10 and Section 7.24:

OAK HC/FT PARTNERS, L.P.
By: Oak HC/FT Associates, LLC, its General Partner

By:	/s/ Andrew W. Adams

Name:	Andrew W. Adams
Title:	Managing Member

OAK HC/FT VMD BLOCKER CORP.

By:	/s/ Andrew W. Adams

Name:	Andrew W. Adams
Title:	Vice President

KINNEVIK ONLINE AB

By:	/s/ Georgi Ganev & /s/ Mattias Andersson

Name:	Georgi Ganev & Mattias Andersson
Title:	Directors

[Signature page to Class D Preferred Unit Purchase Agreement]

KINNEVIK US HOLDING, INC.

By:	/s/ Christopher Marchioli

Name:	Christopher Marchioli
Title:	Director

TOWN HALL VENTURES, L.P.
By: Town Hall Ventures GP, LLC, its General Partner

By:	/s/ David Whelan

Name:	David Whelan
Title:	Managing Member

THV VMD BLOCKER CORP.

By:	/s/ David Whelan

Name:	David Whelan
Title:	President

[Signature page to Class D Preferred Unit Purchase Agreement]